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                                                                       EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         GAYLORD ENTERTAINMENT COMPANY,

                           GAYLORD TELEVISION COMPANY,

                          GAYLORD COMMUNICATIONS, INC.,

                                CBS CORPORATION,

                            CBS DALLAS VENTURES, INC.

                                       AND

                             CBS DALLAS MEDIA, INC.


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                                TABLE OF CONTENTS

SECTION 1. BASIC PROVISIONS.......................................................................................2
   SECTION 1.1. MERGERS...........................................................................................2
   SECTION 1.2. CLOSING...........................................................................................2
   SECTION 1.3. EFFECTIVE TIME....................................................................................2
   SECTION 1.4. EFFECTS OF THE MERGERS............................................................................3
   SECTION 1.5. ARTICLES AND CERTIFICATE OF INCORPORATION.........................................................3
   SECTION 1.6. BYLAWS............................................................................................3
   SECTION 1.7. OFFICERS AND DIRECTORS OF SURVIVING CORPORATIONS..................................................3
   SECTION 1.8. EFFECT ON CAPITAL STOCK OF THE MERGING COMPANIES..................................................4
   SECTION 1.9. ISSUANCE OF CBS COMMON STOCK......................................................................4
   SECTION 1.10. COMMERCIAL SPOTS.................................................................................4
   SECTION 1.11. TAX MATTERS AGREEMENT............................................................................5
   SECTION 1.12. PRORATION OF CAPITAL EXPENDITURES................................................................5
   SECTION 1.13. PRORATION OF CURRENT ASSETS AND LIABILITIES......................................................6

SECTION 2. REPRESENTATIONS AND WARRANTIES OF GAYLORD..............................................................9
   SECTION 2.1. ORGANIZATION; QUALIFICATION; POWER................................................................9
   SECTION 2.2. AUTHORITY; ABSENCE OF CONFLICTING AGREEMENTS......................................................9
   SECTION 2.3. CAPITALIZATION; OWNERSHIP........................................................................11
   SECTION 2.4. FINANCIAL STATEMENTS.............................................................................11
   SECTION 2.5. ABSENCE OF MATERIAL ADVERSE EFFECT...............................................................12
   SECTION 2.6. TAXES............................................................................................12
   SECTION 2.7. PERMITS..........................................................................................13
   SECTION 2.8. REAL PROPERTY....................................................................................14
   SECTION 2.9. ASSETS OTHER THAN REAL PROPERTY..................................................................15
   SECTION 2.10. ASSETS AND LIABILITIES OF THE LIMITED PARTNERSHIP...............................................16
   SECTION 2.11. EMPLOYEES.......................................................................................16
   SECTION 2.12. EMPLOYMENT AND SIMILAR AGREEMENTS...............................................................16
   SECTION 2.13. ERISA...........................................................................................16
   SECTION 2.14. LABOR MATTERS...................................................................................17
   SECTION 2.15. INTELLECTUAL PROPERTY...........................................................................17
   SECTION 2.16. CONTRACTS.......................................................................................18
   SECTION 2.17. STATUS OF CONTRACTS.............................................................................21
   SECTION 2.18. LITIGATION......................................................................................21
   SECTION 2.19. COMPLIANCE WITH APPLICABLE LAWS.................................................................21
   SECTION 2.20. ENVIRONMENTAL MATTERS...........................................................................21
   SECTION 2.21. FCC MATTERS.....................................................................................22
   SECTION 2.22. NO FINDER.......................................................................................23
   SECTION 2.23. INSURANCE.......................................................................................23
   SECTION 2.24. YEAR 2000.......................................................................................23
   SECTION 2.25. TRANSACTIONS WITH AFFILIATES....................................................................23
   SECTION 2.26. CABLE MATTERS...................................................................................23
   SECTION 2.27. DIGITAL TELEVISION..............................................................................24


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
SECTION 3. REPRESENTATIONS AND WARRANTIES OF CBS.................................................................24
   SECTION 3.1. ORGANIZATION; QUALIFICATION; POWER...............................................................25
   SECTION 3.2. CBS COMMON STOCK TO BE ISSUED IN THIS TRANSACTION................................................25
   SECTION 3.3. AUTHORITY; ABSENCE OF CONFLICTING AGREEMENTS.....................................................25
   SECTION 3.4. SEC DOCUMENTS; UNDISCLOSED LIABILITIES...........................................................27
   SECTION 3.5. NO FINDER........................................................................................27
   SECTION 3.6. STATUS OF CBS AND THE CBS SUBSIDIARIES...........................................................27
   SECTION 3.7. ABSENCE OF CERTAIN CHANGES OR EVENTS.............................................................28
   SECTION 3.8. LITIGATION.......................................................................................28
   SECTION 3.9. COMPLIANCE WITH APPLICABLE LAWS..................................................................28
   SECTION 3.10. INTERIM OPERATIONS OF THE CBS SUBSIDIARIES......................................................28
   SECTION 3.11. TAXES...........................................................................................29

SECTION 4. ACTIONS PRIOR TO THE CLOSING DATE.....................................................................29
   SECTION 4.1. PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES..............................................29
   SECTION 4.2. FCC CONSENT; IMPROVEMENTS ACT APPROVAL...........................................................29
   SECTION 4.3. OPERATIONS PRIOR TO THE CLOSING DATE.............................................................30
   SECTION 4.4. COLLECTION OF ACCOUNTS RECEIVABLE................................................................34
   SECTION 4.5. PUBLIC ANNOUNCEMENT..............................................................................35
   SECTION 4.6. COMPLIANCE WITH LAWS.............................................................................35
   SECTION 4.7. ADVICE OF CHANGES................................................................................35
   SECTION 4.8. NO SOLICITATION..................................................................................36
   SECTION 4.9. OTHER CONSENTS...................................................................................36
   SECTION 4.10. NOTICE OF PROCEEDINGS...........................................................................36
   SECTION 4.11. TRADE AGREEMENTS................................................................................36
   SECTION 4.12. CONFIDENTIALITY AGREEMENTS......................................................................37

SECTION 5. ADDITIONAL AGREEMENTS.................................................................................37
   SECTION 5.1. SALES, USE AND TRANSFER TAXES, TITLE INSURANCE...................................................37
   SECTION 5.2. EMPLOYEES; EMPLOYEE BENEFIT PLANS................................................................37
   SECTION 5.3. GAYLORD SUBSIDIARIES AND THE LIMITED PARTNERSHIP
                TO CONTROL OPERATIONS PRIOR TO CLOSING DATE......................................................39
   SECTION 5.4. COPYRIGHT ROYALTY TRIBUNAL PAYMENTS..............................................................39
   SECTION 5.5. ACCESS TO INFORMATION............................................................................39
   SECTION 5.6. REASONABLE BEST EFFORTS..........................................................................40
   SECTION 5.7. USE OF GAYLORD NAME..............................................................................40
   SECTION 5.8. ENVIRONMENTAL STUDY..............................................................................41
   SECTION 5.9. AGREEMENT NOT TO COMPETE.........................................................................41
   SECTION 5.10. WAIVER OF CERTAIN CLAIMS........................................................................42
   SECTION 5.11. RECORDS.........................................................................................42
   SECTION 5.12. POST CLOSING MATTERS............................................................................42

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF CBS............................................................43
   SECTION 6.1. CORPORATE ACTION.................................................................................43
   SECTION 6.2. WAITING PERIOD;  NO RESTRAINT OR INJUNCTION......................................................43
   SECTION 6.3. FCC CONSENT......................................................................................44
   SECTION 6.4. REPRESENTATIONS AND WARRANTIES...................................................................44
   SECTION 6.5. NYSE LISTING.....................................................................................44
   SECTION 6.6. BREACH OF COVENANT BY GAYLORD....................................................................44



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
SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF GAYLORD........................................................44
   SECTION 7.1. CORPORATE ACTION.................................................................................44
   SECTION 7.2. WAITING PERIOD;  NO RESTRAINT OR INJUNCTION......................................................45
   SECTION 7.3. FCC CONSENT......................................................................................45
   SECTION 7.4. REGISTRATION OF SHARES...........................................................................45
   SECTION 7.5. NYSE LISTING.....................................................................................45
   SECTION 7.6. TAX MATTERS AGREEMENT BRING DOWN CERTIFICATE.....................................................45
   SECTION 7.7. NO MATERIAL ADVERSE CHANGE.......................................................................45
   SECTION 7.8. TAX OPINION......................................................................................45
   SECTION 7.9. BREACH OF COVENANT BY CBS........................................................................46

SECTION 8. INDEMNIFICATION.......................................................................................46
   SECTION 8.1. INDEMNIFICATION BY GAYLORD.......................................................................46
   SECTION 8.2. INDEMNIFICATION BY CBS...........................................................................47
   SECTION 8.3. TERMINATION OF INDEMNIFICATION...................................................................48
   SECTION 8.4. PROCEDURES.......................................................................................48
   SECTION 8.5. CERTAIN LIMITATIONS..............................................................................50

SECTION 9. TERMINATION...........................................................................................50
   SECTION 9.1. TERMINATION......................................................................................50
   SECTION 9.2. SPECIFIC PERFORMANCE.............................................................................51
   SECTION 9.3. EFFECT OF TERMINATION............................................................................51

SECTION 10. GENERAL PROVISIONS...................................................................................51
   SECTION 10.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND OBLIGATIONS.........................................51
   SECTION 10.2. CONFIDENTIAL NATURE OF INFORMATION..............................................................51
   SECTION 10.3. GOVERNING LAW...................................................................................52
   SECTION 10.4. NOTICES.........................................................................................52
   SECTION 10.5. SUCCESSOR AND ASSIGNS...........................................................................53
   SECTION 10.6. ACCESS TO RECORDS AFTER CLOSING.................................................................54
   SECTION 10.7. ENTIRE AGREEMENT; AMENDMENTS....................................................................54
   SECTION 10.8. INTERPRETATION..................................................................................54
   SECTION 10.9. WAIVERS.........................................................................................54
   SECTION 10.10. EXPENSES.......................................................................................55
   SECTION 10.11. PARTIAL INVALIDITY.............................................................................55
   SECTION 10.12. EXECUTION IN COUNTERPARTS......................................................................55
   SECTION 10.13. DEFINITIONS....................................................................................55
   SECTION 10.14. CONTROLLING PROVISIONS.........................................................................61
   SECTION 10.15. RISK OF LOSS...................................................................................61
   SECTION 10.16. RESOLUTION OF DISPUTES OVER SATISFACTION OF CONDITIONS.........................................63




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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of April 9, 1999 (the "Agreement"), is made by and among GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation ("Gaylord"), GAYLORD TELEVISION COMPANY, a Delaware corporation and a direct wholly owned subsidiary of Gaylord ("GTC"), GAYLORD COMMUNICATIONS, INC., a Texas corporation and a direct wholly owned subsidiary of Gaylord ("GCI") (GTC and GCI being sometimes referred to herein as the "Gaylord Subsidiaries"), CBS CORPORATION, a Pennsylvania corporation ("CBS"), CBS DALLAS VENTURES, INC., a Delaware corporation and a direct wholly owned subsidiary of CBS ("CBS Dallas Ventures"), and CBS DALLAS MEDIA, INC., a Delaware corporation and a direct wholly owned subsidiary of CBS ("CBS Dallas Media") (CBS Dallas Ventures and CBS Dallas Media being sometimes referred to herein as the "CBS Subsidiaries") (GTC, GCI, CBS Dallas Ventures and CBS Dallas Media being sometimes referred to herein as the "Constituent Corporations").

                                   WITNESSETH:

         WHEREAS, GAYLORD BROADCASTING COMPANY, L.P., a Texas limited partnership formerly named New Gaylord Broadcasting, L.P. (the "Limited Partnership"), is solely engaged in the business of owning and operating television broadcast station KTVT-TV, Fort Worth/Dallas, Texas (the "Station");

         WHEREAS, GCI is the sole general partner of the Limited Partnership, and GTC is the sole limited partner of the Limited Partnership;

         WHEREAS, the respective Boards of Directors of GCI and CBS Dallas Ventures, and Gaylord and CBS as the respective sole stockholders of GCI and CBS Dallas Ventures, have approved the merger (the "GCI Merger") of CBS Dallas Ventures with and into GCI upon the terms and subject to the conditions set forth in this Agreement, and such Boards of Directors have determined that the GCI Merger is advisable and in the best interests of the respective stockholders of GCI and CBS Dallas Ventures;

         WHEREAS, the respective Boards of Directors of GTC and CBS Dallas Media, and Gaylord and CBS as the respective sole stockholders of GTC and CBS Dallas Media, have approved the merger (the "GTC Merger" and, together with the GCI Merger, the "Mergers") of CBS Dallas Media with and into GTC upon the terms and subject to the conditions set forth in this Agreement, and such Boards of Directors have determined that the GTC Merger is advisable and in the best interests of the respective stockholders of GTC and CBS Dallas Media;

         WHEREAS, under the terms of this Agreement, each outstanding share of common stock, no par value, of GCI (the "GCI Stock") issued and outstanding immediately prior to the Effective Time, and each outstanding share of common stock, par value $.001 per share, of GTC (the "GTC Stock") issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive common stock, par value $1.00 per share, of CBS (the "CBS Common Stock"); and

         WHEREAS, the parties intend that for federal income tax purposes each of the Mergers qualifies as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the representations, warranties, covenants, conditions and agreements hereinafter set forth, it is hereby agreed among the parties as follows:

                          SECTION 1. BASIC PROVISIONS

         SECTION 1.1. MERGERS

         Upon the terms and subject to the conditions of this Agreement, and in accordance with the Texas Business Corporation Act (the "TBCA") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time, CBS Dallas Ventures shall be merged with and into GCI and the separate corporate existence of CBS Dallas Ventures shall cease and GCI shall continue as the "surviving corporation". Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, CBS Dallas Media shall be merged with and into GTC and the separate corporate existence of CBS Dallas Media shall cease and GTC shall continue as the "surviving corporation".

         SECTION 1.2. CLOSING

         Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9, and subject to any extension permitted by Section 10.15 or 10.16, the consummation of the Mergers will take place on the third business day after the satisfaction or (subject to applicable law) waiver of the conditions set forth in Sections 6 and 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing Date (as defined below)). The Closing shall be at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, New York, New York (the "Closing"), unless another date, time or place is agreed to in writing by Gaylord and CBS. The date on which the Closing occurs shall be the "Closing Date".

         SECTION 1.3. EFFECTIVE TIME

         As soon as practicable following the Closing, the parties shall (i) file articles of merger (the "GCI Articles of Merger") with respect to the GCI Merger in such form as is required by, and executed and verified in accordance with, the relevant provisions of the TBCA to effectuate the GCI Merger, (ii) obtain a certificate of merger from the Secretary of State of the State of Texas to effectuate the GCI Merger, (iii) file a certificate of merger (the "GCI Certificate of Merger") with respect to the GCI Merger in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL to effectuate the GCI Merger, (iv) file a certificate of merger (the "GTC Certificate of Merger") with respect to the GTC Merger in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL to effectuate the GTC Merger and (v) make all other filings or recordings required under the laws of Delaware and Texas to effectuate the Mergers. The GCI Articles of Merger, the GCI Certificate of Merger and the GTC Certificate of Merger shall specify that the GCI Merger or the GTC Merger, as applicable, shall become effective




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at 11:59 p.m. on the Closing Date, or at such subsequent time as Gaylord and CBS shall agree and as shall be specified in the GCI Articles of Merger, the GCI Certificate of Merger and the GTC Certificate of Merger (the date and time the respective Mergers become effective being the "Effective Time").

         SECTION 1.4. EFFECTS OF THE MERGERS

         At and after the Effective Time, the Mergers will have the effects set forth, in the case of the GCI Merger, in Article 5.06 of the TBCA and in Section 259 of the DGCL, and in the case of the GTC Merger, in Section 259 of the DGCL.

         SECTION 1.5. ARTICLES AND CERTIFICATE OF INCORPORATION

         In the case of the GCI Merger, the articles of incorporation of GCI, as in effect immediately prior to the Effective Time, shall be amended at the Effective time so that Article 1 of such articles of incorporation reads in its entirety as follows: "The name of this Corporation is `CBS Dallas Ventures, Inc.'", and, as so amended, such articles of incorporation shall be the articles of incorporation of the surviving corporation of the GCI Merger until thereafter changed or amended as provided therein or by applicable law.

         In the case of the GTC Merger, the certificate of incorporation of GTC, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time so that Article First of such certificate of incorporation reads in its entirety as follows: "The name of this Corporation is `CBS Dallas Media, Inc.'", and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the surviving corporation of the GTC Merger until thereafter changed or amended as provided therein or by applicable law.

         SECTION 1.6. BYLAWS

         The bylaws of GCI, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation of the GCI Merger at the Effective Time, and the bylaws of GTC, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation of the GTC Merger at the Effective Time, in each case until thereafter changed or amended as provided therein or by applicable law.

         SECTION 1.7. OFFICERS AND DIRECTORS OF SURVIVING CORPORATIONS

         At the Effective Time, the officers and directors of CBS Dallas Ventures shall become the officers and directors of the surviving corporation of the GCI Merger, and the officers and directors of CBS Dallas Media shall become the officers and directors of the surviving corporation of the GTC Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. Immediately prior to the Effective Time, Gaylord shall cause the then current officers and directors of GCI and GTC to resign.



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         SECTION 1.8. EFFECT ON CAPITAL STOCK OF THE MERGING COMPANIES

         As of the Effective Time, by virtue of the respective Mergers and without any action on the part of any holder thereof: (i) each issued and outstanding share of common stock, par value $1.00 per share, of CBS Dallas Ventures shall be converted into and become one fully paid and nonassessable share of GCI Stock; (ii) each issued and outstanding share of common stock, par value $1.00 per share, of CBS Dallas Media shall be converted into and become one fully paid and nonassessable share of GTC Stock; and (iii) the aggregate of the shares of GCI Stock and GTC Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of duly authorized, validly issued, fully paid and non-assessable shares of CBS Common Stock determined under Section 1.9 of this Agreement.

         SECTION 1.9. ISSUANCE OF CBS COMMON STOCK

         As of the Effective Time, CBS shall issue and deliver to Gaylord one or more certificates registered in the name of Gaylord evidencing in the aggregate the number of shares (rounded to the nearest whole number) of CBS Common Stock equal to the quotient of Four Hundred Eighty-five Million Dollars ($485,000,000) divided by the "Market Price". The "Market Price" means the average of the daily closing prices per share of CBS Common Stock as reported on the NYSE Composite Transactions Tape (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source mutually selected by Gaylord and CBS) for the fifteen (15) consecutive full NYSE trading days immediately preceding the third full NYSE trading day prior to the date on which the Closing Date shall occur. Gaylord and CBS agree to allocate one percent (1%) and ninety-nine percent (99%) of the CBS Common Stock received by Gaylord hereunder to the GCI Stock and the GTC Stock, respectively.

         SECTION 1.10. COMMERCIAL SPOTS

         For a period of ten years following the Closing Date, CBS shall cause the Station to provide commercial advertising spots (the "Spots") to Gaylord, its subsidiaries, and its Affiliates listed on Schedule 1.10 (to the extent such parties remain Gaylord Affiliates at the applicable time) for goods or services of the type offered as of the date hereof (i) by Gaylord and its subsidiaries, and (ii) by Gaylord's Affiliates listed on Schedule 1.10 and as set forth on
Schedule 1.10. During the ten-year period, subject to CBS's consent, such consent not to be unreasonably withheld, CBS shall also permit the Spots to be used for future subsidiaries or Affiliates of Gaylord and for additional goods or services of Gaylord or its current or future subsidiaries or Affiliates. The Spots will be provided to Gaylord on the following terms and conditions:

                   (a) During the ten-year period, CBS shall cause the Station to grant to Gaylord an annual credit in a gross amount of $1 million, solely to be applied toward the cost of the Spots.

                   (b) The cost for the Spots will be based upon schedules, which schedules will include rates by program and by day-part no less favorable than the average rates by program and by day-part negotiated by all similarly significant cash-paying customers. It is the





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         intention of the parties that the Spots be placed on a substantially even basis throughout the year, and that Gaylord will request the placement of Spots accordingly, and that CBS shall use all reasonable efforts to accommodate such Gaylord requests. The airing of the Spots will be subject to the Station's normal sales practices including rates, prompt make-goods of like value, and the normal level of preemptability for all similarly significant cash-paying customers. Consistent with Station billing practices, and in no event more than fifteen (15) days after the end of the month in which any Spots air, CBS will cause the Station to provide to Gaylord (i) an invoice which will detail the Spots which aired during the previous month, including the date, time and value assigned to each Spot, and (ii) written confirmation of its compliance with this Agreement on a monthly basis consistent with its standard reporting policies for other commercial advertisers on the Station, which written confirmation shall include actual exhibition time and rate charged.

                  (c) Notwithstanding any of the foregoing, CBS may take such action with respect to the Spots as necessary to comply with the reasonable access by federal candidates and equal time for all candidates provisions of the Communications Act relating to political broadcasting as well as the FCC's rules and policies, applicable laws and CBS's standards and practices.

                  (d) Any unused portion of each annual credit shall expire at the end of the relevant year and shall not be carried forward to any subsequent year, unless such credit is not used due to (i) the preemption or rejection of Spots contemplated by this Section 1.10 or
         (ii) any other reason which is outside the control of Gaylord. To the extent that any credit exists after the end of any annual period for the reasons set forth in clause (i) or (ii), such credit shall be carried forward to the immediately succeeding annual period; to the extent any such credits are not fully used at the end of the ten (10) year period, Gaylord shall be entitled to an additional eighteen (18) month period during which it may use any such unused credits, at the end of which any remaining credits will expire.

         CBS and Gaylord agree that the fair market value of the annual credits provided in this Section 1.10 is six million dollars ($6,000,000), it being understood that the determination of the fair market value as provided herein shall not alter the obligation of CBS to provide an annual credit of one million dollars ($1,000,000) for a period of ten (10) years.

         SECTION 1.11. TAX MATTERS AGREEMENT

         The parties hereto shall, simultaneously with the execution of this Agreement, enter into that certain Tax Matters Agreement attached hereto as Exhibit A.

         SECTION 1.12. PRORATION OF CAPITAL EXPENDITURES

         Gaylord intends to make capital expenditures with respect to the Station, in the ordinary course of business, on an as-needed basis in an amount not to exceed $7,100,000 during the calendar year 1999. Gaylord shall be responsible for 1/365th of this amount per day from January 1, 1999 until the Closing. At the Closing, to the extent Gaylord has spent less than such pro rata amount, Gaylord shall deliver the difference in cash to CBS, and, to the extent Gaylord has spent more than



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such pro rata amount, CBS shall deliver the difference in cash to Gaylord;
provided, however, that (i) during the period prior to the Closing, Gaylord agrees to consult with CBS and shall not make any capital expenditures not otherwise necessary to the operation of the Station in the ordinary course of business, (ii) to the extent Gaylord and CBS agree to a revised amount of capital expenditures for calendar year 1999, the proration referred to herein shall be applied to such revised amount, and (iii) in no event shall CBS be obligated to pay to Gaylord more than $500,000 under the terms of this Section
1.12. If the Closing takes place after December 31, 1999, an arrangement similar to that provided for in this Section 1.12 shall be agreed upon by the parties with respect to capital expenditures in 2000.

         SECTION 1.13. PRORATION OF CURRENT ASSETS AND LIABILITIES

                   (a) All current assets (excluding any assets to be transferred to Gaylord or any of its Affiliates pursuant to Section 4.3(b)) and all current liabilities (including accounts payable, bonus or other incentive payments payable, other payables, accrued liabilities for talent, accrued salaries and wages, accrued employee benefits, accrued expenses and accrued deferred income or compensation, but excluding any liabilities or expenses relating to Taxes, which are governed by the Tax Matters Agreement, and any liabilities assumed by Gaylord pursuant to Section 4.3(b)) arising from the conduct of the business and operations of the Station shall be prorated between Gaylord and CBS as of the Effective Time, taking into account the elapsed time or consumption of an asset during the month in which the Closing occurs. Such current assets and current liabilities relating to the period prior to such date shall be for the account of Gaylord and those relating to the period thereafter shall be for the account of CBS, and shall be prorated accordingly.

                   (b) There shall be no proration of the payments due under the film or programming license agreements other than for the calendar month in which the Effective Time occurs, and except that Gaylord shall be responsible for any overdue amount under such film or programming license agreements. Any such prorations shall be based upon the due date for payments pursuant to the film and program license agreements. For the purpose of determining the due date for payments due under film or programming license agreements which are silent as to the day of the month on which payment is due, such agreements shall be deemed to provide that the payment is due on the date payment is actually made during the month of Closing.

                   (c) The items included in the current assets and current liabilities referred to above shall be the same items included in the line items "Current assets" and "Current liabilities" on the balance sheet as of February 28, 1999 included in the Financial Statements and such items shall be calculated in accordance with GAAP except that accruals for taxes and, subject to subparagraph (b) above, all film and programming license agreements shall be excluded.

                   (d) At least five days prior to the Closing Date, Gaylord shall provide CBS with an estimated balance sheet as of the Effective Time setting forth a good faith estimate of the pro rata adjustments of current assets and current liabilities contemplated by Section 1.13(a)




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         (and all information reasonably necessary to determine the accuracy of such estimate) on the basis of the then most recently available month-end financial statements of the Station. Any payment required to be made by either party pursuant to such preliminary estimate shall be made by the appropriate party at the Closing in accordance therewith, absent manifest error. CBS shall be required to pay the amount of any current assets prorated to Gaylord for which CBS will receive a corresponding benefit after the Effective Time and which do not relate to the period prior to the Effective Time. Gaylord shall be required to pay the amount of any current liabilities prorated to CBS for which Gaylord received a corresponding benefit prior to the Effective Time and which do not relate to the period after the Effective Time.

                  (e) After the Effective Time, the Station shall continue with its rights and obligations (including barter obligations) pursuant to the License Agreement between the Station and Columbia Tristar Television Division for Donnie and Marie dated July 2, 1998 and the License Agreements with Paramount Pictures for Real TV for the 1998-1999 season dated June 2, 1997 and for the 1999-2000 season dated June 29, 1998 (the "Identified Agreements"); provided, however, that Gaylord shall be responsible solely for any cash payments due under the provisions of the Identified Agreements as in effect at the Effective Time; provided, further, that upon the expiration of each of the Identified Agreements, CBS shall promptly account for and pay to Gaylord one-half of gross revenues net of agency commissions received by CBS with respect to each Identified Agreement, it being understood that as part of the aforesaid accounting, CBS shall promptly deliver written documentation confirming the amount of gross revenues net of agency commissions received with respect to each of the Identified Agreements. Under no circumstances will the Station be required to exhibit the programs represented by the Identified Agreements.

         Within 60 days after the Closing Date, CBS shall prepare and deliver to Gaylord the definitive final balance sheet setting forth final allocations and related purchase price adjustments for the Station (the "Settlement Statement") as of the Effective Time. During the 30-day period following Gaylord's receipt of the Settlement Statement, Gaylord and its independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of CBS relating to the Settlement Statement and (ii) any supporting schedules, analyses and other documentation relating to the Settlement Statement. The Settlement Statement shall become final and binding upon the parties on the thirtieth (30th) day following delivery thereof, unless Gaylord gives written notice of its disagreement with the Settlement Statement ("Notice of Disagreement") to CBS prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is given to CBS in the period specified, then the Settlement Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon the parties on the earlier of (I) the date CBS and Gaylord resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). Within 10 business days after the Settlement Statement becomes final and binding upon the parties, payment of the difference must be made via wire transfer in immediately available funds, together with interest thereon at the prime rate (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source) in effect as of the Effective Time, calculated on the basis of the actual number of days elapsed over 365, from the Effective Time to the date of actual payment, compounded annually.

         During the 30-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, CBS and Gaylord shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period, CBS and its independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of Gaylord relating to the Notice of Disagreement and (ii) any supporting schedules, analyses and documentation relating to the Notice of Disagreement. If, at the end of such 30-day period, CBS and Gaylord have not so resolved such differences, CBS and Gaylord shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. The Accounting Firm shall be a mutually acceptable internationally recognized independent public accounting firm agreed upon by Gaylord and CBS in writing, which Accounting Firm shall not have been the auditing firm representing CBS or Gaylord during the last two years. If Gaylord and CBS do not agree on the selection of an Accounting Firm within sixty (60) days of the Notice of Disagreement, then the Washington, D.C. office of Ernst & Young shall be the Accounting Firm. Within sixty (60) days after selection of the Accounting Firm, Gaylord and CBS shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions. CBS and Gaylord shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such materials to the Accounting Firm. CBS and Gaylord agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 1.13 shall be borne by CBS and Gaylord in inverse proportion as they may prevail on each matter resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and expenses (if any) of CBS's independent auditors and attorneys incurred in connection with the review of any Notice of Disagreement shall be borne by CBS, and the fees and expenses (if any) of Gaylord's independent auditors and attorneys incurred in connection with their review of the Settlement Statement shall be borne by Gaylord.

         Any payments made pursuant to this Section 1.13 shall (i) in the case of a payment to be made to Gaylord, be treated as being made immediately before the Effective Time by the Limited Partnership to GCI or GTC, as the case may be, and then to Gaylord, and (ii) in the case of a payment to be made by Gaylord, be treated as being made immediately before the Effective Time as a capital contribution by Gaylord to GCI or GTC, as the case may be, and then by such entity to the Limited Partnership. None of Gaylord or any of its subsidiaries, or CBS or any of its subsidiaries, shall take any position inconsistent with the treatment described in the immediately preceding sentence before any Tax Authority except to the extent that a Final Determination causes any such payment not to be so treated.

         SECTION 2. REPRESENTATIONS AND WARRANTIES OF GAYLORD

         Gaylord makes the following representations and warranties to CBS as of the date hereof and, subject to the following sentence, as of the Closing Date. The representations and warranties of Gaylord in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

         SECTION 2.1. ORGANIZATION; QUALIFICATION; POWER

         The Limited Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. The Limited Partnership has full power and authority to own or lease and to operate the Station and its assets and to carry on its business as now conducted. GCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Gaylord is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GTC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of GCI and GTC has full power and authority to own its respective partnership interest in the Limited Partnership. Each of the Limited Partnership, GTC, Gaylord and GCI is duly qualified to do business as a foreign entity and in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on GTC, GCI and the Limited Partnership, taken as a whole, or impair the ability of Gaylord, the Gaylord Subsidiaries or the Limited Partnership to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements, or delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Agreements (a "Gaylord Material Adverse Effect"). Gaylord has delivered to CBS true and complete copies of (i) the charter document and by-laws of each of GTC and GCI and (ii) the Certificate of Limited Partnership and Limited Partnership Agreement of the Limited Partnership (collectively, the "Organizational Documents"), in each case as amended through the date of this Agreement.

         SECTION 2.2. AUTHORITY; ABSENCE OF CONFLICTING AGREEMENTS

                  (a) Each of Gaylord, GCI, GTC and the Limited Partnership has the power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to which it is, or is specified to be, a party and which are to be executed and delivered pursuant hereto (collectively, together with this Agreement, the "Transaction Agreements"), to consummate the transactions contemplated thereby and to comply with the terms, conditions and provisions thereof.

                  (b) The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly authorized and approved by all necessary corporate and partnership action on the part of Gaylord, GCI, GTC and the Limited Partnership. Each of Gaylord, GTC, GCI and the Limited Partnership has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered the other Transaction Agreements to which it is, or is specified to be, a party, and this Agreement constitutes, and each of the other Transaction Agreements to which it is, or is specified to be, a party will upon execution and delivery thereof constitute, its legal, valid and binding agreement enforceable against it in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) Except as set forth in Schedule 2.2, neither the execution and delivery by Gaylord, GTC, GCI or the Limited Partnership of any of the Transaction Agreements, the consummation of any of the transactions contemplated thereby nor compliance by Gaylord, GTC, GCI and the Limited Partnership with or fulfillment by any of them of the terms, conditions and provisions thereof will conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlement of any person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Gaylord Subsidiaries or the Limited Partnership under, (i) any of the Organizational Documents or the charter or by-laws of Gaylord, (ii) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract, agreement, obligation, understanding, commitment or other legally binding arrangement or of any license, franchise, permit, concession, certificate of authority, order, approval, application or registration from, of or with a Governmental Entity (as defined below) (a "Permit") to which Gaylord or any of its subsidiaries, including GTC and GCI, or the Limited Partnership, is a party or by which any of their respective properties or assets is or may be bound or (iii) subject to the governmental filings and other matters referred to in Section 2.2(d), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Gaylord or any of its subsidiaries, including GTC and GCI, or the Limited Partnership or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such items that individually or in the aggregate have not had and would not have a Gaylord Material Adverse Effect.

                  (d) Except for (i) consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, filings or applications as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933 (the "Securities Act"), the Improvements Act and any foreign competition laws, (ii) filings under state securities or "blue sky" laws, (iii) filings with the NYSE, (iv) approvals of and filings with the Federal Communications Commission or any successor entity (the "FCC") under the Communications Act, (v) the filing of the GCI Articles of Merger with the Secretary of State of the State of Texas, the filing of the GCI Certificate of Merger and the GTC Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other jurisdictions in which GCI, GTC or the Limited Partnership are qualified to do business and (vi) other consents, approvals, orders, authorizations, registrations, declarations, filings and applications expressly provided for in the Transaction Agreements, no consent, approval, license, permit, order or authorization of, or registration, declaration, filing or application with, any federal, state, local or foreign government, or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required to be obtained or made by or with respect to Gaylord or any of its subsidiaries, including GCI and GTC, or the Limited Partnership, in connection with the execution, delivery or performance by Gaylord, GCI, GTC and the Limited Partnership of each Transaction Agreement to which any of them is, or is specified to be, a party or the consummation by Gaylord, GCI, GTC and the Limited Partnership of the transactions contemplated thereby (except where the failure to obtain such consents, approvals, licenses, permits, orders or authorizations, or to make such registrations, declarations, filings or applications, would not, individually or in the aggregate, have a Gaylord Material Adverse Effect).

         SECTION 2.3. CAPITALIZATION; OWNERSHIP

         The authorized capital stock of GCI consists of 1,000 shares of GCI Stock, all of which shares are issued and outstanding, and the authorized capital stock of GTC consists of 100,000 shares of GTC Stock, of which 100 shares are issued and outstanding. All of the Gaylord Subsidiary Stock is owned beneficially and of record by Gaylord, free and clear of all Encumbrances, and the Gaylord Subsidiary Stock has been duly authorized and validly issued and is fully paid and nonassessable and not subject to preemptive rights. GCI owns the entire general partnership interest in the Limited Partnership, free and clear of all Encumbrances, and such interest is its sole asset. GTC owns the entire limited partnership interest in the Limited Partnership, free and clear of all Encumbrances, and such interest is its sole asset. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Gaylord, GTC, GCI or the Limited Partnership is a party or by which any of them is bound obligating Gaylord, GCI, GTC or the Limited Partnership to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of GTC or GCI or additional limited or general partnership interests in the Limited Partnership or obligating Gaylord, GTC, GCI or the Limited Partnership to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of GTC, GCI or the Limited Partnership to repurchase, redeem or otherwise acquire any interest in GTC, GCI or the Limited Partnership. There are no outstanding contractual obligations of Gaylord, GTC or GCI to vote or to dispose of any of their respective interests in GTC, GCI or the Limited Partnership.

         SECTION 2.4. FINANCIAL STATEMENTS

         Schedule 2.4 contains (a) the unaudited balance sheet (the "Balance Sheet") of GTC, GCI and the Limited Partnership as of February 28, 1999 (the "Financial Statement Date"), (b) the related unaudited statements of income for the two months then ended, and (c) the unaudited balance sheets and related unaudited statements of income as of and for the years ended December 31, 1996, 1997 and 1998 (collectively, the "Financial Statements"). Except as set forth in Schedule 2.4, the Financial Statements have been prepared in accordance with GAAP consistently applied, are complete and correct in all material respects, accurately reflect the books, records and accounts of GTC, GCI and the Limited Partnership (which books and records are accurate and complete in all material respects), and fairly present in all material respects the financial position of GTC, GCI and the Limited Partnership as of their respective dates and the results of their operations for the periods then ended, subject to the absence of footnotes. None of GTC, GCI or the Limited Partnership has any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unasserted or otherwise) except liabilities or obligations (a) which are accrued or reserved against in the Balance Sheet, (b) for Taxes with respect to current operations, or (c) which were incurred after the Financial Statement Date in the ordinary course of business and not in violation of this Agreement.

         SECTION 2.5. ABSENCE OF MATERIAL ADVERSE EFFECT

         Except as disclosed in Schedule 2.5, since February 28, 1999, each of GTC, GCI and the Limited Partnership has conducted its business only in the ordinary course consistent with past practice, and there has not been any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Gaylord Material Adverse Effect.

         SECTION 2.6. TAXES

         Except as set forth in Schedule 2.6:

                  (a) As used in this Agreement, (i) "Taxes" shall include all federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties, or additions with respect thereto; (ii) "Tax Returns" shall mean all returns, reports, declarations, information, estimates, schedules, filings or documents (including any related or supporting information) filed or required by any tax authority to be filed with respect to taxes, including, without limitation, all information returns, claims for refund, amended returns, declarations of estimated tax, and requests for extensions of time to file any item described in this paragraph; and (iii) "Treasury Regulations" refer to the Treasury Department regulations promulgated under the Code;

                  (b) No Encumbrances for Taxes exist with respect to any of the assets or properties of any of GTC, GCI or the Limited Partnership, except for statutory Encumbrances for Taxes not yet due or payable;

                  (c) All federal income Tax Returns and all other material federal, state and local, domestic and foreign Tax Returns required to be filed by or on behalf of any of GTC, GCI or the Limited Partnership, or any consolidated, combined, affiliated or unitary group of which any of GTC, GCI or the Limited Partnership is or has ever been a member, have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired;

                  (d) Each such Tax Return was complete and correct in all material respects;

                  (e) All material Taxes with respect to taxable periods covered by such Tax Returns and all other material Taxes for which any of GTC, GCI or the Limited Partnership is liable (together, the "Relevant Taxes") have been paid in full, or reserves therefor have been established in accordance with GAAP on the Balance Sheet;

                  (f) All U.S. federal income Tax Returns filed by or on behalf of each of GTC, GCI or the Limited Partnership have been examined by and settled with the Internal Revenue Service, or the statute of limitations with respect to the relevant tax liability has expired, for all taxable periods through and including 1995;

                  (g) All relevant Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any tax authority have been paid in full;

                  (h) There is no audit, examination, deficiency, or refund litigation pending with respect to any relevant Taxes and no requests pending for waivers of the time to assess any relevant Taxes and no tax authority has given written notice of the commencement of any audit, examination or deficiency litigation, with respect to any relevant Taxes; and

                  (i) None of GTC, GCI or the Limited Partnership is bound by any written agreement or arrangement with respect to Taxes.

         SECTION 2.7. PERMITS

         Except as set forth in Schedule 2.7, each of GTC, GCI and the Limited Partnership legally owns, holds or possesses all FCC Authorizations and all other material Permits which are reasonably necessary to entitle it to own or lease, operate and use the Station and its assets and to carry on and conduct the Station's business as currently conducted. Schedule 2.7 sets forth a list and brief description of each such FCC Authorization and other material Permit held by each of GTC, GCI and the Limited Partnership. Each of GTC, GCI and the Limited Partnership has fulfilled and performed in all material respects its obligations under each such FCC Authorization and other material Permit, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute grounds for revocation or termination of any such FCC Authorization or other material Permit, or the imposition of any materially adverse restriction or limitation on the operation of the Station. Except as set forth on Schedule 2.7, no application, action or proceeding is pending for the renewal or modification of any of such FCC Authorizations or other material Permits, and no notice of cancellation, of default or of any dispute concerning any such FCC Authorization or other material Permit, or of any event, condition or state of facts described in the preceding sentence, has been received by any of Gaylord, GTC, GCI or the Limited Partnership. Except as set forth on Schedule 2.7, each of such FCC Authorizations and other material Permits is valid, subsisting and in full force and effect. The Station's operations are limited only by the conditions and restrictions specified in the FCC Authorizations or other material Permits and by the FCC's and the FAA's rules and policies and by the Communications Act, and, except for matters affecting the television broadcasting industry generally, are not subject to any condition or restriction which would limit in any material respect the operation of the Station as currently conducted. Subject to the receipt of the FCC Consent and any other governmental consents expressly required by the Transaction Agreements, to the best knowledge of Gaylord, GTC, GCI and the Limited Partnership, upon consummation of the Mergers, such FCC Authorizations and other material Permits will remain vested in the Limited Partnership immediately after the Effective Time and, at such time, will be in full force and effect, in each case without (a) the occurrence of any material breach, default or forfeiture of rights thereunder or (b) the consent, approval, or act of, or the making of any filing with, any other Governmental Entity or other party. Except as set forth on Schedule 2.7, the Limited Partnership has operated the Station in all material respects in accordance with such FCC Authorizations and other material Permits and in compliance in all material respects with the Communications Act and all other laws and regulations, federal, state, local and foreign, applicable to the Station. Except as set forth on Schedule 2.7, none of the Limited Partnership, Gaylord, GCI nor GTC has received any notice of any violations of such FCC Authorizations, the Communications Act or any other applicable laws and regulations. Except as set forth on Schedule 2.7, there is no action by or before the FCC currently pending or, to the best knowledge of Gaylord, GTC, GCI and the Limited Partnership, threatened to revoke, cancel, rescind, suspend, modify or refuse to renew in the ordinary course any of the FCC Authorizations. Except as set forth on Schedule 2.7, to the best knowledge of Gaylord, GTC, GCI and the Limited Partnership, there is no reasonable basis for the initiation or issuance by the FCC of any investigation, proceeding or notice of material violation with respect to the Station.

         SECTION 2.8. REAL PROPERTY

         Schedule 2.8 contains (i) a brief description of all real property and interests in real property owned (the "Owned Property") by the Limited Partnership (showing the record title holder, legal description, location, improvements and any indebtedness secured by a mortgage or other Encumbrance thereon) and (ii) with respect to real property or interests in real property leased (the "Leased Property") by the Limited Partnership, a list and brief description of each lease (a "Lease") or similar agreement (showing the rental, expiration date, renewal, the uses being made thereof and the location of the real property covered by such lease or other agreement). The Limited Partnership has good and sufficient, valid and marketable title to the Owned Property and good and valid leasehold title to the Leased Property, in each case free and clear of all Encumbrances, except (A) such Encumbrances as are set forth in
Schedule 2.8, (B) Encumbrances described in clauses (3), (4) and (5) of Section 2.9(c), (C) leases, subleases and similar agreements set forth in Schedule 2.16,
(D) easements, covenants, rights-of-way and other similar restrictions of record and (E) (i) zoning, building and other similar restrictions, (ii) Encumbrances that have been placed by any developer, landlord or other third party on property over which the Limited Partnership has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions. None of the items set forth in clauses (D) and (E) above, individually or in the aggregate, materially impairs or could reasonably be expected materially to impair, the continued use and operation of the real property to which they relate in the business of the Station as presently conducted. There are (A) no outstanding contracts for any improvements to the Owned Property which have not been fully paid, (B) no expenses of any kind (including brokerage and leasing commissions) pertaining to the Owned Property which have not been fully paid and
(C) no outstanding contracts for the sale of any of the Owned Property. All Leases are in full force and effect and grant in all respects the leasehold estates or rights of occupancy or use they purport to grant. Except as provided in Schedule 2.8, the Limited Partnership has not (A) assigned or otherwise transferred any Lease or
(B) sublet all or any portion of any Leased Property. There are no existing defaults on the part of the Limited Partnership or, to the best of Gaylord's knowledge, on the part of any other party thereto, in any material respect under any Lease and no event has occurred that, with notice or the lapse of time, or both, would constitute a default on the part of the Limited Partnership or, to the best of Gaylord's knowledge, on the part of any other party thereto, in any material respect under any of the Leases. The consummation of the Mergers and the transactions contemplated hereby will not result in the occurrence of a default under any of the Leases subject to the receipt of any necessary consents (whether pursuant to a "change in control" or assignment provision in the Leases or otherwise). The Parkerville Park Lease Agreement set forth on Schedule 2.16 with respect to a portion of the Owned Property does not materially interfere with the business and operations of the Station as currently conducted.

         SECTION 2.9. ASSETS OTHER THAN REAL PROPERTY

                  (a) The Limited Partnership has good and valid title to all assets reflected on the Balance Sheets or thereafter acquired, except for those sold or otherwise disposed of for fair value since the Financial Statement Date in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Encumbrances except Permitted Encumbrances (as defined below). Schedule 2.9(a) sets forth a true and complete list of all assets properly categorized as plant, property and equipment reflected on the Balance Sheet and acquired after December 31, 1993, and a summary of assets acquired prior to that date by general category. All the material tangible personal property owned by the Limited Partnership is and has been maintained in all material respects in accordance with the past practice of the Limited Partnership and generally accepted industry practice, is in good working order (normal wear and tear excepted) and is suitable in all material respects for the purposes of its intended use.

                  (b) All personal property leased by the Limited Partnership is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

                  (c) "Permitted Encumbrances" shall mean those Encumbrances (1) referred to in Schedule 2.9(c), (2) for Taxes not yet due or payable or being contested in good faith, (3) that constitute easements, covenants, rights-of-way and other similar matters of record, (4) that constitute mechanics', carriers', workers' compensation or like liens incurred in the ordinary course of business consistent with past practice, (5) that constitute other imperfections of title or encumbrances that, individually or in the aggregate, do not materially impair, and could not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the business of the Station as presently conducted or (6) incurred, or deposits made, in the ordinary course of business consistent with past practice in connection with workers' compensation, unemployment insurance and social security, retirement and other similar legislation relating to amounts not yet due or payable.

                  (d) This Section 2.9 does not relate to the Owned Property or the Leased Property, such items being the subject of Section 2.8, or to Intellectual Property, such items being the subject of Section 2.15.

         SECTION 2.10. ASSETS AND LIABILITIES OF THE LIMITED PARTNERSHIP

         The assets and liabilities of the Limited Partnership, GTC and GCI, including those set forth on the Balance Sheet, consist only of assets and liabilities solely related to the Station and its business as currently conducted. Except as set forth on Schedule 2.10, and except for the transfers contemplated by Section 4.3(b), the assets to be held by the Limited Partnership, GCI and GTC as of the Effective Time will constitute the assets necessary to operate the Station and its business as currently conducted.

         SECTION 2.11. EMPLOYEES

         None of GTC, GCI or the Limited Partnership has any employees other than the employees listed on Schedule 2.11. Schedule 2.11 contains, as of February 28, 1999: (i) a list of all Station Employees as defined below, and
(ii) the rate of compensation of such Station Employees excluding commissions. Except as described in Schedule 2.16, the Limited Partnership has no written contracts of employment with any Station Employee. Except as set forth in
Schedule 2.11, no Station Employee (i) shall be entitled to receive any termination, severance or deferred compensation payment or benefits as a result of the transactions contemplated by this Agreement, (ii) has any entitlement on or following the Effective Time under any individual agreement, or under any plan, program, policy or other arrangement, to (x) severance pay or benefits, or
(y) bonus or incentive pay other than commission-based incentive pay, or (iii) is entitled to any such payment in the event any such Station Employee ceases to be employed at the Station after the Closing Date other than as a result of actual termination of such employment by the Station. "Station Employees" shall mean all individuals employed by GTC, GCI, the Limited Partnership or the Station.

         SECTION 2.12. EMPLOYMENT AND SIMILAR AGREEMENTS

         Except as disclosed in Schedule 2.16, there exist no consulting, employment, severance or termination agreements currently in effect between the Limited Partnership, GTC or GCI, and any current Station Employee or former employee, officer or director of the Limited Partnership, GTC or GCI.

         SECTION 2.13. ERISA

                   (a) Each "employee welfare benefit plan" and "pension benefit plan" as defined in Section 3 of the Employment Retirement and Income Security Act of 1974, as amended, currently available to Station Employees is listed on Schedule 2.13, and, except as set forth on
         Schedule 2.13, copies of summary plan descriptions for each plan listed on Schedule 2.13 have been furnished to CBS. Such summary plan descriptions are accurate in all material respects. Each benefit plan currently available to Station Employees, including those listed on
         Schedule 2.13, is herein referred to as a "Benefit Plan".

                   (b) There are no material undisclosed liabilities in respect of the Benefit Plans with respect to which GTC, GCI or the Limited Partnership could be liable.

         SECTION 2.14. LABOR MATTERS

         Except as disclosed on Schedule 2.14, as of the date hereof, none of the Limited Partnership, GCI or GTC is the subject of any suit, action or proceeding which is pending or, to the best of Gaylord's knowledge, threatened, asserting that GCI, GTC or the Limited Partnership has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel GCI, GTC or the Limited Partnership to bargain with any labor organization as to wages and conditions of employment. No strike or other labor dispute involving GCI, GTC or the Limited Partnership is pending or, to the knowledge of Gaylord, GCI, GTC or the Limited Partnership, threatened, and, to the best of Gaylord's knowledge, there is no activity involving any employees of the Limited Partnership seeking to certify a collective bargaining unit or engaging in any other organizational activity. None of GCI, GTC or the Limited Partnership is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. GTC, GCI and the Limited Partnership have complied in all material respects with all laws relating to wages, hours, collective bargaining and the payment of social security and similar Taxes, and no person has, to the best of Gaylord's knowledge, asserted that GCI, GTC or the Limited Partnership is liable in any material amount for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

         SECTION 2.15. INTELLECTUAL PROPERTY

         As used herein, "Intellectual Property" means domestic and foreign patents, patent applications, trademark and service mark applications, registered trademarks, registered service marks, registered copyrights, and unregistered material trademarks, service marks and trade names. Schedule 2.15 sets forth a list of all Intellectual Property which GTC, GCI or the Limited Partnership owns, licenses or otherwise uses as of the date hereof.

                   (a) Except as set forth in Schedule 2.15, (i) all Intellectual Property owned by the Limited Partnership has been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is in the reasonable business judgment of the Limited Partnership necessary for the business of the Station as currently conducted or (ii) the Limited Partnership owns, licenses or otherwise has the right to use all Intellectual Property and material trade secrets, inventions, know-how, formulae, processes, procedures and computer software ("Technology") used in connection with the Station as its business is currently conducted. To the best of Gaylord's knowledge, no Technology currently used in connection with the Station has been used, divulged or appropriated for the benefit of any person other than the Limited Partnership.

                   (b) To the best of Gaylord's knowledge no other person has violated, infringed upon, misused, misappropriated any Intellectual Property or Technology of the Limited Partnership. Except as set forth in Schedule 2.15, none of GTC, GCI or the Limited Partnership has made any pending claim in writing of a violation, infringement, misuse or misappropriation by others of rights of GTC, GCI or the Limited Partnership to or in connection with any Intellectual Property or Technology currently used in connection with the Station and its business as currently conducted. To the best of Gaylord's knowledge, there are no interferences or other contested inter partes proceedings, either pending or threatened, in any copyright office or patent and trademark office or by any other Governmental Entity relating to any pending application for any Intellectual Property currently used in connection with the Station as its business is currently conducted.

                   (c) To the best of Gaylord's knowledge, the Limited Partnership has not violated, infringed upon, misused, misappropriated or otherwise come into conflict with any Intellectual Property of any other person. The Limited Partnership has not received any written charge, complaint, claim, demand or notice alleging any violation, infringement, misuse, misappropriation or other conflict of the type listed in the prior sentence (including any written claim that the Limited Partnership must license or refrain from using any Intellectual Property or other proprietary information of any other person) which has not been settled or otherwise fully resolved, nor is there any action, pending or, to the best of Gaylord's knowledge, threatened against the Limited Partnership claiming that the Limited Partnership has, whether directly, contributorily or by inducement, interfered with, infringed, or misappropriated or come into conflict with any other Intellectual Property.

         SECTION 2.16. CONTRACTS

                   (a) Schedule 2.16 provides a true and complete listing of all contracts as of the date hereof to which GCI, GTC or the Limited Partnership is a party or by which GCI, GTC or the Limited Partnership is bound, or with respect to the Station, GCI, GTC or the Limited Partnership to which Gaylord or any of its subsidiaries (other than GCI or GTC) is a party, involving:

                           (i) the purchase, sale or lease of real property;

                           (ii) the purchase, rental or use of any films,
                  recordings, television programming or programming services which is not terminable by the Limited Partnership without penalty on thirty (30) days' notice or less or which provides for performance over a period of more than ninety (90) days or which involves the payment after the date hereof of more than $25,000;

                           (iii) the purchase of merchandise, supplies or other
                  tangible personal property or the receipt of services which is not terminable by the Limited Partnership without penalty on thirty (30) days' notice or less or which provides for performance over a period of more than ninety (90) days or which involves the payment after the date hereof of more than $25,000;

                           (iv) the lease, sublease or similar agreement with
                  any person under which any of GCI, GTC or the Limited Partnership is a lessor or sublessor of, or makes available for use to any person, (A) any real property of the Limited Partnership or (B) any portion of the premises otherwise occupied by the Limited Partnership;

                           (v) the lease, sublease or similar agreement with any
                  person under which (A) the Limited Partnership is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Limited Partnership is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Limited Partnership, in any such case which provide for performance over a period of more than ninety (90) days, which involve the payment or receipt after the date hereof of more than $25,000 or which require the payment of any penalties upon assignment or termination.

                           (vi) any contract under which GTC, GCI or the Limited
                  Partnership has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Limited Partnership) or any other note, bond, debenture or other evidence of indebtedness issued to any person;

                           (vii) any contract under which GTC, GCI or the
                  Limited Partnership has, directly or indirectly, made any loan, advance, extension of credit or capital contribution to, or investment in, any person (other than among one another and other than to officers and employees of the Limited Partnership for travel, business or relocation expenses in the ordinary course of business);

                           (viii) any mortgage, pledge, security agreement, deed
                  of trust or other instrument granting an Encumbrance upon any property of GTC, GCI or the Limited Partnership;

                           (ix) any contract under which GTC, GCI or the Limited
                  Partnership is or may become obligated to indemnify (except where such obligation to indemnify is incidental to the purpose and the other provisions of such contract) any other person or otherwise to assume any material liability with respect to liabilities relating to any current or former business of the Limited Partnership or any predecessor person;

                           (x) the sale of broadcast time for advertising or
                  other purposes for cash which was not made in the ordinary course of business consistent with past practice;

                           (xi) any guarantee of the obligations of any person
                  by GTC, GCI or the Limited Partnership;

                           (xii) any transaction other than in the ordinary
                  course of business which is not terminable by the Limited Partnership without penalty on thirty (30) days' notice or less or which provides for payments over a period of more than ninety (90) days or which involves, together with any other such transactions, the payment after the date hereof of more than $25,000;

                           (xiii) any agreement relating to a joint venture or
                  similar arrangement with another person or entity with respect to all or any part of the operations of the Station or any of its assets;

                           (xiv) any sales agency, advertising representative or
                  advertising or public relations contract which is not terminable by the Limited Partnership without penalty on thirty (30) days' notice or less or which provides for payments over a period of more than ninety (90) days or which involves the payment after the date hereof of more than $25,000;

                           (xv) any barter agreement or other agreement with
                  advertisers for broadcasting or commercial time on the Station in exchange for goods or services;

                           (xvi) any employee collective bargaining agreement,
                  employment agreement (other than employment agreements terminable by the Limited Partnership without penalty on notice of thirty (30) days or less under which the only obligation of the Limited Partnership is to make current wage or salary payments and provide current fringe benefits), consulting advisory or service agreement, deferred compensation agreement or covenant not to compete;

                           (xvii) any agreement with employees (other than
                  employment agreements disclosed in response to clause (xvi) above or excluded therefrom), agents or attorneys-in-fact of the Limited Partnership;

                           (xviii) any contract (other than this Agreement) with
                  (A) Gaylord or any of its Affiliates or (B) any officer, director or employee of Gaylord, GCI, GTC, the Limited Partnership or any other Affiliate of Gaylord (other than employment agreements covered by clause (xvi) above); or

                           (xix) any other agreement, commitment, understanding
                  or instrument which Gaylord, GCI, GTC or the Limited Partnership reasonably believes is material to the Station.

                  (b) Schedule 2.16 also contains a copy of the Station's syndicated program and feature film "Inventory Report" as of February 28, 1999. Such report has been prepared in the normal course of the Station's business in a manner consistent with prior reports, but it has not been audited by or on behalf of the Limited Partnership. The information contained in such report is, to the best of Gaylord's knowledge, accurate in all material respects.

         SECTION 2.17. STATUS OF CONTRACTS

         Gaylord has delivered to CBS true, complete and current copies of all contracts listed on Schedule 2.16. To the best of Gaylord's knowledge, all of the contracts listed on Schedule 2.16 are in full force and effect, and are valid, binding and enforceable in accordance with their terms (subject in each case to bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally). To the best of Gaylord's knowledge, there is not under any such contract any default by any party thereto or any event that, after notice or lapse of time, or both, could constitute a default. None of Gaylord, GCI, GTC or the Limited Partnership has received notice or been otherwise advised of the intention of any party to terminate any of the contracts listed on Schedule 2.16. To the extent GCI, GTC or the Limited Partnership leases space on any of its transmission towers pursuant to a contract listed on Schedule 2.16, such leases, individually or in the aggregate, do not and would not reasonably be expected materially to impair the continued use and operation by the Station of any such towers in the business of the Station as presently conducted.

         SECTION 2.18. LITIGATION

         Except as disclosed in Schedule 2.18, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the best of Gaylord's knowledge, threatened against Gaylord or any of its subsidiaries, including GTC and GCI, or the Limited Partnership that, individually or in the aggregate, would reasonably be expected to have a Gaylord Material Adverse Effect, nor is there any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity or arbitrator outstanding against Gaylord, the Limited Partnership, GTC or GCI having, or which would reasonably be expected to have, a Gaylord Material Adverse Effect.

         SECTION 2.19. COMPLIANCE WITH APPLICABLE LAWS

         Except as disclosed in Schedule 2.19, there has occurred no default under any FCC Authorization or other material Permit possessed by GCI, GTC or the Limited Partnership, except for defaults that, individually or in the aggregate, would not reasonably be expected to have a Gaylord Material Adverse Effect. Except as disclosed in Schedule 2.19, GTC, GCI and the Limited Partnership are in compliance with all judgments, orders, decrees, statutes, laws, ordinances, rules and regulations of any Governmental Entity applicable to them, except for possible noncompliance which individually or in the aggregate would not reasonably be expected to have a Gaylord Material Adverse Effect. Nothing in this Section 2.19 shall relate to compliance with or Permits under environmental, health and safety laws which is the subject of Section 2.20.

         SECTION 2.20. ENVIRONMENTAL MATTERS

         Except as set forth in Schedule 2.20, to the best of Gaylord's knowledge:

                   (a) GTC, GCI and the Limited Partnership are in compliance with all environmental, health and safety Requirements of Law applicable to them;

                  (b) neither the Limited Partnership nor any of its current or former properties, assets or operation, is subject to any order from or agreement with any Governmental Entity or private party respecting (i) any environmental, health or safety Requirements of Law, (ii) any Remedial Action or (iii) any Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment;

                  (c) there is not now, nor has there ever been:

                           (i) any Release of any Contaminant on, in, under or
                  from any assets or properties currently or formerly owned, leased or operated by GTC, GCI or the Limited Partnership;

                           (ii) any underground storage tanks, aboveground
                  storage tanks or surface impoundments on or under any properties owned or operated by GTC, GCI or the Limited Partnership;

                           (iii) any asbestos containing material in any assets
                  currently owned, leased or operated by GTC, GCI or the Limited Partnership; or

                           (iv) any polychlorinated biphenyls (PCBs) in any
                  assets owned or operated by GTC, GCI or the Limited
                  Partnership;

                  (d) none of Gaylord, GTC, GCI nor the Limited Partnership has received any notice or claim to the effect that it is or may be liable to any Governmental Entity or person as a result of the Release or threatened Release of a Contaminant into the environment;

                  (e) none of GTC, GCI nor the Limited Partnership is the subject of any investigation by any Governmental Entity evaluating whether any Remedial Action is needed to respond to a Release or threatened Release of a Contaminant into the environment nor, is any such investigation threatened; and

                  (f) no facility to which any Contaminant arising from any of the current or former properties, assets or operations of GTC, GCI or the Limited Partnership has been taken for disposal is currently subject to Remedial Action under any environmental, health or safety Requirement of Law.

         SECTION 2.21. FCC MATTERS

         Except as set forth on Schedule 2.21, all material notices, reports, forms, applications and other statements or disclosures required to be filed with the FCC with respect to the Station have been filed and complied with in all material respects and are complete, correct and current in all material respects. The Limited Partnership has timely paid, or caused to be paid, to the FCC all annual regulatory fees payable with respect to the FCC Authorizations.

         SECTION 2.22. NO FINDER

         None of Gaylord, GTC, GCI or the Limited Partnership, nor any party acting on behalf of any of them has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by any of the Transaction Agreements.

         SECTION 2.23. INSURANCE

         A copy of the Gaylord insurance manual has been made available to CBS, it being understood that CBS shall be solely responsible for arranging insurance coverage with respect to GTC, GCI and the Limited Partnership from and after the Closing.

         SECTION 2.24. YEAR 2000

         Gaylord believes that it is using all reasonable efforts to assure that all computer software used by the Station in its business as currently conducted and other applicable technology used by the Station in its business as currently conducted will be able to operate consistently after December 31, 1999 to accurately process, provide and receive date data (including calculating, comparing and sequencing) from, into and between the Twentieth and Twenty-first centuries, including the years 1999 and 2000, and make leap-year calculations. Gaylord, GTC, GCI and the Limited Partnership believe that they are using all reasonable efforts to assure that the Year 2000 date change will not adversely affect the systems and facilities that support the operation of the Station and its business as currently conducted, except as could not reasonably be expected to have a Material Adverse Effect on the Limited Partnership or the Station and its business as currently conducted.

         SECTION 2.25. TRANSACTIONS WITH AFFILIATES

         None of the contracts set forth in Schedule 2.16 between Gaylord or any of its Affiliates (excluding GTC and GCI), on the one hand, and GTC, GCI, the Limited Partnership or any of their respective Affiliates, on the other hand, will continue in effect subsequent to the Closing.

         SECTION 2.26. CABLE MATTERS

                   (a) To the best of Gaylord's knowledge, Schedule 2.26 sets forth as of the date hereof a list of all Market Cable Systems which carry the Station's signal and/or to which the Station has provided a must-carry notice or retransmission consent notice in accordance with the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the FCC Regulations (collectively, the "Cable Act Requirements"), other than those which have fewer than 2,000 subscribers.

                   (b) Except as set forth on Schedule 2.26, there are no:

                           (i) written must-carry or retransmission consent
                  notices referred to in clause (a) above which were not delivered to the Market Cable System in question on or before the date required under the Cable Act Requirements for such notices to be effective for the three-year period ending in 1999;

                           (ii) Market Cable Systems which are carrying the
                  Station's signal and which have given written notice of such Market Cable System's intention to delete the Station from carriage or to change the Station's channel position on such cable system, other than pursuant to any agreement described in clause (c) above;

                           (iii) written notices received by Gaylord from any
                  Market Cable System alleging that the Station does not deliver an adequate signal level, as defined in 47 C.F.R. ss.76.55(c)(3), to such Market Cable System's principal headend (other than any such notice as to which such failure has been remedied or been determined not to exist);

                           (iv) pending petitions filed by Gaylord for special
                  relief to include any additional community or area as part of the Station's television market, as defined in 47 C.F.R. ss. 76.55(e); and

                           (v) pending petitions served on Gaylord for special
                  relief requesting the deletion of any community or area from the Station's television market.

         SECTION 2.27. DIGITAL TELEVISION

         The Station has been assigned a channel (Channel 19) by the FCC for the provision of digital television ("DTV") service. The FCC Authorizations listed in Schedule 2.7 include a construction permit and all other authorizations necessary to permit the construction of a DTV station on such channel (the "DTV Facility"). Construction of the DTV Facility will be completed, and operation of the DTV Facility commenced, on or before May 1, 1999, the deadline set forth in 47 C.F.R. ss.73.624(d). To the best of Gaylord's knowledge, there is no fact or circumstance that will delay the conversion of the Station to DTV operation in accordance with the May 1, 1999 deadline and the FCC's overall prescribed timetable for such conversion, or that may cause the conversion of the Station to DTV operation to have a Gaylord Material Adverse Effect.

                SECTION 3. REPRESENTATIONS AND WARRANTIES OF CBS

         CBS makes the following representations and warranties to Gaylord as of the date hereof and, subject to the following sentence, as of the Closing Date. The representations and warranties of CBS in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

         SECTION 3.1. ORGANIZATION; QUALIFICATION; POWER

         Each of CBS and the CBS Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of CBS and the CBS Subsidiaries is duly qualified to do business as a foreign entity and in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on CBS and its subsidiaries, taken as a whole, or impair the ability of CBS and the CBS Subsidiaries to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements, or delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Agreements. Each of CBS and the CBS Subsidiaries has the requisite corporate power and authority to carry on its business as now conducted. CBS has delivered to Gaylord true and complete copies of the certificates of incorporation and by-laws of CBS and the CBS Subsidiaries, in each case as amended through the date of this Agreement.

         SECTION 3.2. CBS COMMON STOCK TO BE ISSUED IN THIS TRANSACTION

         The issuance of the CBS Common Stock to Gaylord pursuant to this Agreement has been duly authorized by all necessary corporate action on the part of CBS. When issued and delivered to Gaylord pursuant to this Agreement, the CBS Common Stock issued pursuant to this Agreement shall be duly authorized, validly issued, fully paid, non-assessable and not subject to preemptive rights.

         SECTION 3.3. AUTHORITY; ABSENCE OF CONFLICTING AGREEMENTS

                  (a) Each of CBS and the CBS Subsidiaries has the requisite corporate power and authority to execute, deliver and perform each Transaction Agreement to which it is, or is specified to be, a party and to consummate the transactions contemplated thereby and to comply with the terms, conditions and provisions thereof.

                  (b) The execution, delivery and performance by CBS and the CBS Subsidiaries of each Transaction Agreement to which it is or will be a party and the consummation by CBS and the CBS Subsidiaries of the transactions contemplated thereby have been duly authorized and approved by all necessary corporate action on the part of CBS and the CBS Subsidiaries. Each of CBS and the CBS Subsidiaries has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered the other Transaction Agreements to which it is, or is specified to be, a party, and this Agreement constitutes, and each of the Transaction Agreements to which it is, or is specified to be, a party will upon execution and delivery thereof constitute, its legal, valid and binding obligation, enforceable against it in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) Neither the execution and delivery by CBS and the CBS Subsidiaries of any of the Transaction Agreements to which any of them is, or is specified to be, a party, the consummation by CBS and the CBS Subsidiaries of the transactions contemplated thereby nor compliance by CBS and the CBS Subsidiaries with or fulfillment by any of them of the terms, conditions and provisions thereof will conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Encumbrance upon any of the properties or assets of CBS or the CBS Subsidiaries under, (i) the certificates of incorporation or by-laws of CBS or the CBS Subsidiaries, (ii) subject to the governmental filings and other matters referred to in Section 3.3(d), any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract, agreement, obligation, understanding, commitment or other legally binding arrangement or of any Permit applicable to CBS or any subsidiary of CBS or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 3.3(d), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CBS or any subsidiary of CBS or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such items that, individually or in the aggregate, would not have a Material Adverse Effect on CBS and its subsidiaries taken as a whole, or impair the ability of CBS and the CBS Subsidiaries to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements, or delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Agreements (a "CBS Material Adverse Effect").

         Except for (i) consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, filings or applications as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the Improvements Act and any foreign competition laws, (ii) filings under state securities or "blue sky" laws, (iii) filings with the NYSE,
(iv) approvals of and filings with the FCC under the Communications Act, (v) the filing of the GCI Articles of Merger with the Secretary of State of the State of Texas, the filing of the GCI Certificate of Merger and the GTC Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the CBS Subsidiaries are qualified to do business and (vi) other consents, approvals, orders, authorizations, registrations, declarations, filings and applications expressly provided for in the Transaction Agreements, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to CBS or any subsidiary of CBS in connection with the execution, delivery or performance by CBS and the CBS Subsidiaries of each Transaction Agreement to which any of them is, or is specified to be, a party or the consummation by CBS and the CBS Subsidiaries of the transactions contemplated thereby (except where the failure to obtain such consents, approvals, licenses, permits, orders or authorizations, or to make such registrations, declarations or filings, would not, individually or in the aggregate, have a CBS Material Adverse Effect).

         SECTION 3.4. SEC DOCUMENTS; UNDISCLOSED LIABILITIES

         CBS has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (the "CBS SEC Documents"). As of their respective dates, the CBS SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CBS SEC Documents, and none of the CBS SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any CBS SEC Document has been revised or superseded by a later filed CBS SEC Document, none of the CBS SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CBS included in the CBS SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of CBS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed CBS SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Filed CBS SEC Documents, neither CBS nor any of its subsidiaries has or will have any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of CBS and its consolidated subsidiaries or in the notes thereto.

         SECTION 3.5. NO FINDER

         Neither CBS, the CBS Subsidiaries nor any party acting on its or their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by any of the Transaction Agreements.

         SECTION 3.6. STATUS OF CBS AND THE CBS SUBSIDIARIES

         Subject to the grant of the Waiver, CBS and the CBS Subsidiaries are legally and financially qualified under existing law, including the Communications Act, to (i) purchase, own, operate and control the Station and
(ii) own, by means of acquisition of the GTC Stock and the GCI Stock, the general and limited partnership interests of the Limited Partnership. Neither CBS nor any of the CBS Subsidiaries has knowingly taken any action which would reasonably be expected to cause the FCC or any other Governmental Entity to institute proceedings against CBS or any of the CBS Subsidiaries with respect to their respective legal qualifications to acquire the GTC Stock and the GCI Stock or knowingly taken any other action which would reasonably be expected to result in

CBS or the CBS Subsidiaries being in noncompliance in any material respect with the ownership requirements of the Communications Act (or of any other Governmental Entity having jurisdiction) which would impair CBS's or the CBS Subsidiaries' qualification to be the transferee of the FCC Authorizations.

         SECTION 3.7. ABSENCE OF CERTAIN CHANGES OR EVENTS

         Except as set forth in Schedule 3.7 or as disclosed in the CBS SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Filed CBS SEC Documents") or as otherwise expressly contemplated by the Transaction Agreements, since the date of the most recent audited financial statements included in the Filed CBS SEC Documents, there has not been any event, change or development which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on CBS and its subsidiaries taken as a whole or the ability of CBS and the CBS Subsidiaries to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements.

         SECTION 3.8. LITIGATION

         Except as disclosed in the Filed CBS SEC Documents, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the best knowledge of CBS, threatened against CBS or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a CBS Material Adverse Effect, nor is there, subject to the grant of the Waiver, any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity or arbitrator outstanding against CBS or any of its subsidiaries having, or which would reasonably be expected to have, a CBS Material Adverse Effect.

         SECTION 3.9. COMPLIANCE WITH APPLICABLE LAWS

         CBS and its subsidiaries have in effect all material Permits reasonably necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, and there has occurred no default under any such material Permit, except for the lack of permits and defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBS and its subsidiaries taken as a whole. Except as disclosed in the Filed CBS SEC Documents, CBS and its subsidiaries are in compliance with all judgments, orders, decrees, statutes, laws, ordinances, rules and regulations of any Governmental Entity applicable to them, except for possible noncompliance which individually or in the aggregate would not reasonably be expected to have a CBS Material Adverse Effect.

         SECTION 3.10. INTERIM OPERATIONS OF THE CBS SUBSIDIARIES

         The CBS Subsidiaries are and will be at the Effective Time, wholly owned subsidiaries of CBS. The CBS Subsidiaries were formed solely for the purpose of engaging in the transactions contemplated hereby and have and will at the Effective Time have engaged in no other business other than incident to their respective creation and this Agreement and the transactions contemplated hereby.

         SECTION 3.11. TAXES

                   (a) All federal, state and local, domestic and foreign, material Tax Returns required to be filed by or on behalf of any of CBS or any of its subsidiaries, or any consolidated, combined, affiliated or unitary group of which any of CBS or any of its subsidiaries is or has ever been a member, have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired;

                   (b) each such Tax Return was complete and correct in all material respects; and

                   (c) all material Taxes with respect to taxable periods covered by such Tax Returns and all other material Taxes for which any of CBS or any of its subsidiaries are liable have been paid in full, or reserves therefor have been established in accordance with GAAP on the balance sheet contained in the Filed CBS SEC Documents.

                  SECTION 4. ACTIONS PRIOR TO THE CLOSING DATE

         The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

         SECTION 4.1. PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES

         Each of the parties hereto shall refrain from taking any action which would render any representation or warranty in this Agreement that is qualified as to materiality inaccurate as of, and as if made on, the Closing Date, or which would render any representation or warranty that is not so qualified inaccurate in any material respect as of, and as if made on, the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Gaylord, GCI and GTC shall promptly notify CBS of any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Gaylord, GCI, GTC or the Limited Partnership which would have been required to be listed in Schedule 2.18 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

         SECTION 4.2. FCC CONSENT; IMPROVEMENTS ACT APPROVAL

                  (a) As promptly as practicable after the date hereof but in any event no later than twenty (20) days hereafter, the parties hereto shall file with the FCC applications requesting its consent to the transfer of control of the Station pursuant to the Mergers. Simultaneously with the filing of the applications, CBS will file with the FCC a request for the Waiver. The parties hereto will cooperate in the preparation of such applications and the request for the Waiver (including the furnishing to each other of copies of such applications and request prior to filing) and will diligently take, or cooperate in the taking of, all necessary, desirable and proper steps, provide any additional information reasonably required and otherwise use their reasonable efforts to prosecute the applications and the request for the Waiver and to obtain promptly the requested consent and approval of the FCC to the transfer of control of the Station and the Waiver. Any fees assessed by the FCC incident to the filing or grant of such applications shall be borne by CBS. The parties hereto shall make available to one another, promptly after the filing thereof, copies of all reports filed on or prior to the Closing Date with the FCC by any of the parties hereto, as the case may be, in respect of the Station. Neither CBS nor the CBS Subsidiaries will act or fail to act in such a way as would adversely affect their legal qualifications to consummate the Mergers and the other transactions contemplated hereby pursuant to the Communications Act.

                  (b) As promptly as practicable after the date hereof but in any event no later than twenty (20) days hereafter, the parties hereto shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice ("DOJ") the notifications and other information required to be filed by such commission or department under the Improvements Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each of the parties hereto covenants to file as promptly as practicable such additional information as may be requested to be filed by such commission or department. Each of the parties hereto warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in accordance with the requirements of the Improvements Act and any such rules and regulations. Gaylord and CBS shall each pay one-half of the filing fees payable under the Improvements Act in connection with the notifications and information described in this Section 4.2(b).

                  (c) Notwithstanding any other provision of this Agreement, in the event the approval of the FCC under Section 4.2(a) is conditioned upon (i) the outcome of the FCC's pending rule-making proceeding with respect to the FCC's television ownership rules (MM Docket Nos. 91-221 and 87-8) or (ii) the divestiture by CBS of any (A) broadcast stations in the Dallas/Forth Worth area or (B) television stations necessary in order to comply with the FCC's national multiple ownership rule, 47 CFR
         Section 73.3555(e), CBS agrees promptly and at its sole expense to take any and all actions necessary to accept and to comply with such conditions in order to consummate the Mergers in accordance with this Agreement without undue delay or prejudice to Gaylord.

         SECTION 4.3. OPERATIONS PRIOR TO THE CLOSING DATE

                  (a) Except as permitted by this Agreement, including the provisions of Section 4.3(b), or as approved by CBS as provided below, the Limited Partnership shall operate and carry on the business of the Station, and the business of GTC, GCI and the Limited Partnership shall be operated and carried on, only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws, rules and regulations. Consistent with the foregoing and subject to Section 4.3(b), the Limited Partnership shall: (i) retain ownership of and maintain its assets in good operating condition and repair consistent with past practices and the intended use of such assets (wear and tear in ordinary usage excepted), (ii) use its reasonable efforts to retain the Station's libraries of films and other programming, to maintain the business organization of the Station intact, to keep available the services of the current officers and other key employees and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Station, (iii) maintain the budgeted level of expenditures for marketing and promotions, and (iv) continue any remediation efforts relating to compliance with Year 2000 issues as described in Section
         2.24. The Limited Partnership shall complete construction and commence operation of the DTV Facility on or before May 1, 1999, and shall take all other steps, including the timely submission of all required notices, reports, forms, applications and other statements or disclosures, that are necessary to satisfy the FCC's requirements with respect to the implementation of DTV service. Without limiting the foregoing, and except as permitted by this Agreement, including the provisions of Section 4.3(b), or except with the express prior written approval of CBS, none of Gaylord and its subsidiaries, including GTC and GCI, and the Limited Partnership shall:

                           (i) amend any of the Organizational Documents;

                           (ii) make any material change in the operations of
                  the Station;

                           (iii) sell, lease, transfer or otherwise dispose of
                  any of the assets of GCI, GTC or the Limited Partnership, other than (A) tangible personal property having a value, in the aggregate, of less than $50,000 sold or otherwise disposed of in the ordinary course of business consistent with past practice and (B) tangible personal property replaced in the ordinary course of business consistent with past practice with items of substantially the same nature and of equal or greater quality;

                           (iv) enter into any lease of real property with
                  respect to the Station, except any renewals of existing leases in the ordinary course of business consistent with past practice and as to which CBS shall be permitted to participate in the negotiation of the terms;

                           (v) permit any of the assets of GTC, GCI or the
                  Limited Partnership to become subject to any Encumbrance, other than Permitted Encumbrances;

                           (vi) create, incur, guarantee or assume any
                  indebtedness for borrowed money or enter into any capitalized leases, but, with respect to Gaylord, only to the extent any such indebtedness or lease relates to GTC, GCI, the Limited Partnership or the Station;

                           (vii) make any change in the compensation of the
                  employees of the Station, other than changes required to be made in accordance with existing agreements, the renewal of employment agreements in the ordinary course of business, and normal compensation practices, in each case consistent with past practice;

                           (viii) make any change in the accounting policies
                  applied in the preparation of the Financial Statements contained in Schedule 2.4;

                           (ix) cancel any material indebtedness (other than
                  Accounts Receivable) owed to, or waive any material claims held by, GCI, GTC or the Limited Partnership;

                           (x) delay payment of any account payable or other
                  liability of GCI, GTC or the Limited Partnership beyond its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

                           (xi) institute any increase in any profit sharing,
                  bonus, incentive, deferred compensation, insurance, pension, retirement, medical (except for a contemplated contract with a preferred provider organization), hospital, disability, welfare or other employee benefit plan with respect to employees of the Station other than (A) as required by law,
                  (B) changes made in accordance with normal practices consistent with past practice that are not, in the aggregate, material in amount or effect, or changes which affect Gaylord's employees on a company-wide basis or (C) stay-on or reward bonuses or similar incentives paid by Gaylord in its discretion;

                           (xii) cause or permit, by any act or failure to act,
                  any of the FCC Authorizations or other material Permits of GCI, GTC or the Limited Partnership to expire, to be modified in any materially adverse respect, to be revoked, or to be suspended; or take, or fail to take, any action that would be reasonably likely to cause the FCC or any other Governmental Entity to institute proceedings for the suspension, revocation or materially adverse modification of any of the FCC Authorizations or other material Permits of GCI, GTC or the Limited Partnership;

                           (xiii) pay, loan or advance any amount to, or sell,
                  transfer or lease any of the assets of GCI, GTC or the Limited Partnership to, or enter into any agreement or arrangement with, Gaylord, GCI, GTC, the Limited Partnership or any of their Affiliates other than intercompany transactions in the ordinary course of business consistent with past practice, none of which shall survive the Effective Time;

                           (xiv) permit GCI, GTC or the Limited Partnership to
                  acquire, in any manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material;

                           (xv) with respect to GCI, GTC and the Limited
                  Partnership, make any material Tax election or settle or compromise any material Tax liability or refund;

                           (xvi) with respect to the Station, waive any material
                  right under the Cable Act Requirements, fail to timely provide to any Market Cable System a must-carry notice or retransmission consent notice in accordance with the Cable Act Requirements (including any such notice necessary for such notice to be effective for the three-year period beginning in 1999 and ending in 2002), or reach any agreement or understanding with any Market Cable System on the subject of retransmission consent or must-carry under the Cable Act Requirements without prior consultation with CBS;

                           (xvii) take any action which would materially
                  adversely affect CBS's ability to deliver the certificate contemplated by Section 7.6; or

                           (xviii) authorize, or commit or agree to take,
                  whether in writing or otherwise, any of the foregoing actions.

         Gaylord agrees that CBS shall have the right to approve any contract or other agreement to be entered into by GCI, GTC or the Limited Partnership involving payments of more than $500,000 during its term or in connection with its termination, or having a duration of more than one (1) year; provided, however, that such approval shall not be unreasonably withheld by CBS; and provided further that the Limited Partnership shall be permitted to enter into a contract substantially on the terms as set forth on Schedule 4.3(a) without the approval of CBS.

                  (b) Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Agreements, between the date hereof and the Effective Time, GTC, GCI and the Limited Partnership shall transfer to Gaylord or any Affiliate of Gaylord (other than GTC, GCI or the Limited Partnership), any of the following assets, for any consideration (so long as such consideration does not involve the assumption by GTC, GCI or the Limited Partnership of attendant liabilities), or for no consideration, but at the expense of Gaylord:

                           (i) all of GTC's, GCI's and the Limited Partnership's
                  cash and cash equivalents (including any marketable securities or certificates of deposit), and all intercompany receivables and payables as of the Effective Time;

                           (ii) all rights to refunds for prepaid expenses
                  including prepayment for bonds, contracts or policies of insurance and prepaid insurance with respect to such contracts or policies as of the Effective Time;

                           (iii) all records prepared in connection with the
                  sale of the Station (other than records prepared for CBS or its Affiliates in connection with this Agreement), including bids received from others and analyses relating to the Station and the Station's assets;

                           (iv) except to the extent the parties shall otherwise
                  specifically agree in writing, all rights, obligations and assets under the Benefit Plans;

                           (v) all of the Limited Partnership's Accounts
                  Receivable, including rights and claims to payments made by the Copyright Royalty Tribunal and related to the operations of the Station arising out of transactions occurring prior to the Closing Date;

                           (vi) all of the Limited Partnership's, GTC's and
                  GCI's right, title and interest in and to that certain unused parcel of real estate, and the abandoned structure thereon, in Fort Worth, Texas, which real estate and structure are not involved in the current operations of the Station and are more particularly described on Schedule 2.8, and all of the Limited Partnership's interest in any Affiliate (that owns no assets related to the Station) to whom it may transfer such parcel;

                           (vii) all of Gaylord's and its Affiliates'
                  Intellectual Property and Technology not used primarily in connection with the Station, including all computer software programs (whether or not used primarily in connection with the Station, and whether or not owned by Gaylord or its Affiliates) relating to the general ledger, accounts payable, payroll, and human resources of the Station;

                           (viii) the programming contracts set forth on
                  Schedule 4.3(b); and

                           (ix) all of the Limited Partnership's, GTC's and
                  GCI's rights and obligations under that certain Advertising Agreement dated as of December 4, 1998, by and among Marcus Cable Operating Company, LLC, Charter Communications, Inc., and the Limited Partnership.

                  Gaylord hereby assumes all liabilities and obligations of any nature (whether accrued, absolute, unasserted, contingent or otherwise) relating to any of the foregoing.

                  (c) Gaylord shall, within fifteen (15) days after the end of each month, provide CBS with copies of (i) the unaudited income statement of the Limited Partnership for such month and (ii) the unaudited balance sheet of the Limited Partnership as of the end of such month.

         SECTION 4.4. COLLECTION OF ACCOUNTS RECEIVABLE

                  (a) At the Closing, Gaylord shall designate CBS, by means of a mutually acceptable agency agreement, as its agent solely for purposes of collecting on behalf of Gaylord the Accounts Receivable. Gaylord shall deliver to CBS, on or immediately after the Closing Date, a complete and detailed statement of the Accounts Receivable. CBS shall make reasonable efforts to collect the Accounts Receivable during the period (the "Collection Period") beginning at the Effective Time and ending on the last day of the fifth full calendar month following the Closing Date. Any payment received by CBS (i) at any time following the Effective Time, (ii) from a customer of the Station after the Effective Time who was also a customer of the Station prior to the Effective Time and (iii) which is not designated as a payment of a particular invoice or invoices or as a security deposit or other prepayment, shall be presumptively applied to the accounts receivable for such customer outstanding for the longest amount of time and, if such accounts receivable shall be an Accounts Receivable, remitted to Gaylord in accordance with Section 4.4(b); provided, however, that if, prior to the Effective Time, the Limited Partnership or, after the Effective Time, the Limited Partnership or CBS received or receives a written notice of dispute from a customer with respect to an Accounts Receivable that has not been resolved, then CBS shall apply any payments from such customer to such customer's oldest, non-disputed accounts receivable. CBS shall not be obligated to refer any of the Accounts Receivable to a collection agency or to an attorney for collection. CBS shall incur no liability to Gaylord for any collected or uncollected Accounts Receivable. During the Collection Period, neither Gaylord nor its agents, without the consent of CBS, shall make any direct solicitation of any customers owing the Accounts Receivable for collection purposes.

                  (b) On or before the fifth day following the end of each calendar month in the Collection Period, CBS shall deposit into an account identified by Gaylord at the time of Closing the amounts collected during the preceding month of the Collection Period with respect to the Accounts Receivable. CBS shall furnish Gaylord with a list of the amounts collected during such calendar month with respect to the Accounts Receivable and a schedule of the amount remaining outstanding under each particular account. Gaylord shall be entitled to inspect and/or audit the records maintained by CBS pursuant to this
         Section 4.4 from time to time, upon reasonable advance notice.

                  (c) Following the expiration of the Collection Period, CBS shall have no further obligations under this Section 4.4, except that CBS shall immediately pay over to Gaylord any amounts subsequently paid to it with respect to any Accounts Receivable. Following the Collection Period, after consultation with CBS, Gaylord may pursue collections of all Accounts Receivable, and CBS shall deliver to Gaylord all files, records, notes and any other materials relating to the Accounts Receivable.

         SECTION 4.5. PUBLIC ANNOUNCEMENT

         None of the parties hereto shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or by the rules, regulations or policies of any national securities exchange or association or Governmental Entity, in which case the other parties shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the parties hereby acknowledge and agree that communications among employees of the parties hereto and their attorneys, representatives and agents necessary to consummate the transactions contemplated hereby shall not be deemed a public announcement for purposes of this Section
4.5. Upon the execution and delivery of this Agreement, the parties hereto will cooperate in respect of the immediate issuance of a mutually acceptable press release relating to the transactions contemplated by this Agreement.

         SECTION 4.6. COMPLIANCE WITH LAWS

         From the date hereof until the Effective Time, none of the parties hereto shall take any action in respect of the operations, employees or business of the Station which violates, in any material respect, any law, regulation, rule, writ, injunction, ordinance, franchise, decree or order of any court or of any foreign, federal, state, municipal or other Governmental Entity applicable to the Station or the operations, assets, employees or business of the Station.

         SECTION 4.7. ADVICE OF CHANGES

         From the date hereof until the Effective Time, CBS and Gaylord shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by any party or one of its Affiliates to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any change or event (x) having, or which can reasonably be expected to have, in the case of CBS, a Material Adverse Effect on CBS and its subsidiaries taken as a whole and, in the case of Gaylord, a Gaylord Material Adverse Effect, (y) having, or which can reasonably be expected to have, the effect set forth in clause (i) above, or (z) which has resulted, or which can reasonably be expected to result, in any of the conditions set forth in Sections 6 or 7 not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         SECTION 4.8. NO SOLICITATION

         Gaylord shall not, nor shall Gaylord permit any Affiliate or any officer, director or employee of Gaylord or any Affiliate to (i) solicit, initiate or encourage any "other bid", (ii) enter into any agreement with respect to any other bid or (iii) participate in any negotiations regarding any other bid. As used in this Section 4.9, "other bid" shall mean any proposal for a merger, sale of securities, sale of substantial assets or similar transaction involving GCI, GTC or the Limited Partnership, other than the transactions contemplated by this Agreement.

         SECTION 4.9. OTHER CONSENTS

         Without limiting the provisions of Section 4.2, Gaylord, GTC, GCI, the Limited Partnership and CBS shall use all reasonable efforts to obtain or cause to be obtained prior to the Closing Date any necessary consents from any person (other than the FCC, DOJ or the FTC, which are covered in Section 4.2) to the assignment to CBS of any contract, license or other instrument and right of Gaylord, GTC, GCI and the Limited Partnership that requires the consent of any third party by reason of the transactions provided for in this Agreement, and CBS will reasonably cooperate with Gaylord, GTC, GCI and the Limited Partnership in this regard, but neither Gaylord, GTC, GCI, the Limited Partnership nor CBS will be obligated to make any special payment or grant any special concession to any party. For such purpose but without limitation, Gaylord, GTC, GCI and the Limited Partnership promptly will at and after the Closing execute and deliver to CBS such assignments, deeds, bills of sale, consents and other instruments as CBS or its counsel may reasonably request as necessary or desirable for such purpose.

         SECTION 4.10. NOTICE OF PROCEEDINGS

         The parties shall notify each other orally and in writing upon (i) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder or (ii) receiving any notice from any Governmental Entity of its intention (x) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or the transactions contemplated hereunder or (y) to nullify or render ineffective this Agreement or the transactions contemplated hereunder if consummated.

         SECTION 4.11. TRADE AGREEMENTS

         There shall be no proration of current assets and liabilities with respect to trade and/or barter agreements under Section 1.13 or otherwise. Gaylord shall use its reasonable efforts to air the advertising contemplated under any trade and/or barter agreements to the fullest extent practicable prior to Closing. Gaylord shall not enter into any new trade and/or barter agreements prior to Closing without the consent of CBS, other than renewals of existing trade and/or barter agreements in the ordinary course of business.

         SECTION 4.12. CONFIDENTIALITY AGREEMENTS

         Gaylord hereby assigns, effective at the Closing, to CBS its rights under all confidentiality agreements entered into by Gaylord or any of its subsidiaries with any person in connection with the proposed sale of the Station to the extent such rights relate to GTC, GCI, the Limited Partnership or the Station. Copies of such agreements shall be provided to CBS on the Closing Date.

                        SECTION 5. ADDITIONAL AGREEMENTS

         SECTION 5.1. SALES, USE AND TRANSFER TAXES, TITLE INSURANCE

         Any sales, use, documentary, stamp or other transfer Taxes payable by reason of the transactions contemplated by this Agreement shall be paid exclusively by CBS, except that all of the foregoing relating to the transfers referred to in Section 4.3(b) shall be paid by Gaylord. CBS and Gaylord shall cooperate in timely preparing and filing all Tax Returns with respect to such Taxes as may be required to comply with applicable laws. The costs of any commitments for title insurance and/or surveys obtained by CBS in connection with this transaction shall be paid solely by CBS.

         SECTION 5.2. EMPLOYEES; EMPLOYEE BENEFIT PLANS

         CBS, GTC and GCI agree to the following matters with regard to employees of GTC, GCI, the Limited Partnership, or the Station after the Effective Time:

                  (a) CBS, GTC and GCI will continue the employment of all actively employed (including employees on short term disability leave of absence) Station Employees as of the Effective Time. Following the Effective Time, CBS shall maintain, or shall cause the Limited Partnership to maintain, on behalf of the Station Employees base compensation at the same level as in effect immediately prior to the Effective Time and employee benefit plans and arrangements that are, in the aggregate, comparable to the employee benefit plans and arrangements in effect from time to time after the Effective Time for similarly situated employees of CBS in its broadcasting businesses; provided, however, that no Station Employee shall be entitled to participate in CBS's and its Affiliates' tax-qualified or non-qualified defined benefit pension or excess plans, including any cash balance component thereof. Notwithstanding the foregoing, for not less than six months following the Effective Time, CBS shall provide, or cause the Limited Partnership to provide, severance pay and severance benefits to each Station Employee that are no less favorable than under the Benefit Plans or Gaylord's existing employment policies (except where otherwise provided in existing employment or personal services agreements). Notwithstanding the foregoing, except where existing employment or personal services agreements provide otherwise, CBS shall have the right to make changes or cause changes to be made in compensation, benefits and other terms of employment and to terminate the employment of any employee as CBS determines in its sole discretion. Nothing in this Agreement shall be construed as granting to any employee any rights of continuing employment.

                  (b) For purposes of providing health insurance coverage to Station Employees, CBS shall waive (or obtain a waiver of) all preexisting condition limitations for all such employees who are covered by the Station's existing health care plan as of the Effective Time (other than known preexisting conditions that were excluded by the Station's health care plan) and shall provide such health care coverage effective as of the Effective Time without the application of any eligibility period for coverage (unless a waiting period applied under the Station's plan). In addition, CBS shall credit all payments made by such employees and their dependents (pursuant to the Station's existing health care plan as of the Effective Time) toward deductible, co-payment, out-of-pocket and lifetime limits under CBS's health care and dental care plans for the plan year that includes the Effective Time.

                  (c) As of the Effective Time, CBS, GTC and GCI will provide all Station Employees with credit for years of service at the Station or Gaylord or its Affiliates for eligibility and vesting purposes (but not for benefit accrual purposes or where it would result in a duplication of benefits) under CBS' applicable benefit plans, including severance arrangements (excluding, for this purpose, any Station Employee who is a key employee listed in Schedule 5.2(e) and any other Station Employee with an employment or personal services agreement which would provide otherwise in respect of severance payable thereunder), but only to the extent credited under the applicable Benefit Plan or other applicable Gaylord plan. Without limiting the foregoing, all Station Employees shall be entitled to full credit for years of service with respect to their right (if any) to receive stock options under CBS's Fund the Future Program.

                  (d) CBS shall indemnify and hold harmless Gaylord and its Affiliates from and against any liabilities or obligations in connection with the Workers Adjustment and Retraining Notification Act (or any similar state or local law) in connection with this transaction, other than any liabilities or obligations relating to a violation by Gaylord of such act (or such similar state or local law) prior to the Effective Time.

                  (e) The parties agree to those provisions set forth in
         Schedule 5.2(e).

                  (f) Except as specifically provided in this Section 5.2, Gaylord shall retain responsibility for (i) sponsorship of all of the Benefit Plans, all other applicable Gaylord benefit and compensation plans, and any other benefit or compensation plans formerly made available to employees, and (ii) all liabilities and obligations for employee benefits (including Gaylord employee stock options) and for claims relating to employment (or termination of employment) which are in respect of (y) retirees and other former employees of GTC, GCI, the Limited Partnership and the Station (regardless of whether such liabilities accrued before, on or following the Closing) and (z) Station Employees to the extent the event or events giving rise to the liability or obligation occurred predominantly on or prior to the Closing.

                  (g) Effective as of the Effective Time, each Station Employee participating in the Gaylord Pension Plan as of the Effective Time shall become fully vested in his or her accrued benefit under the Gaylord Pension Plan.

                  (h) Effective as of the Effective Time, CBS shall have in effect a profit-sharing plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the "CBS 401(k) Plan") that will provide benefits to Station Employees as of the Effective Time. Each Station Employee participating in the Gaylord 401(k) Plan as of the Effective Time shall become a participant in CBS' 401(k) Plan as of the Effective Time. Effective as of the Effective Time, each Station Employee participating in the Gaylord 401(k) Plan as of the Effective Time shall become fully vested in his or her account balance under the Gaylord 401(k) Plan.

         SECTION 5.3. GAYLORD SUBSIDIARIES AND THE LIMITED PARTNERSHIP TO CONTROL OPERATIONS PRIOR TO CLOSING DATE

         At all times commencing on the date hereof and ending on the Closing Date, the operation, management, control and supervision of all programs, equipment, operations and other activities of the Station shall be the sole responsibility and shall remain within the complete control and discretion of the Gaylord Subsidiaries and the Limited Partnership. Neither CBS, the CBS Subsidiaries nor any of their respective employees, agents or representatives, directly or indirectly, shall (or have any right to) control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise any of the management or operations of the Station.

         SECTION 5.4. COPYRIGHT ROYALTY TRIBUNAL PAYMENTS

         To the extent not included in the prorations under Section 1.13, CBS agrees promptly upon receipt to remit to Gaylord any payments received by CBS as a Copyright Royalty Tribunal Payment attributable to the Limited Partnership's ownership and operation of the Station prior to the Closing Date.

         SECTION 5.5. ACCESS TO INFORMATION

         Subject to the provisions of Section 10.2, and upon reasonable notice, Gaylord shall, and shall cause each of its subsidiaries to, afford to CBS, its subsidiaries and their employees, officers, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, management personnel and records relating to GTC, GCI, the Limited Partnership and the Station; provided, however, that, to the extent reasonably possible, such access shall be at Gaylord's offices in Nashville, Tennessee, and shall not unreasonably interfere with the normal operations of the Station. During such period, CBS shall, and shall cause each of its subsidiaries to, furnish promptly to Gaylord upon request a copy of each report, schedule, registration statement and other document required to be filed by it during such period pursuant to the requirements of Section 13(a) of the Exchange Act.

         SECTION 5.6. REASONABLE BEST EFFORTS

         Upon the terms and subject to the conditions set forth in this Agreement, CBS and Gaylord each agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in a timely manner, the Mergers and the other transactions contemplated by the Transaction Agreements, including (i) the obtaining of all necessary actions or non-actions, waivers (including the Waiver), consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings and the taking of all steps as may be reasonably necessary to obtain an approval, waiver (including the Waiver), order or authorization from, or to avoid an action or proceeding by, any Governmental Entity, including the actions or divestitures by CBS or its Affiliates contemplated by Section 4.2(c), if required as a condition to the approval of the FCC or the satisfactory conclusion of DOJ and/or FTC review under the Improvements Act, (ii) the obtaining of all necessary waivers, consents, approvals, orders or authorizations from third parties, (iii) the defending of any suit, action or proceeding, whether judicial or administrative, challenging any Transaction Agreement or the consummation of any of the transactions contemplated by any Transaction Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Agreements. Gaylord shall obtain the consent to assignment of the microwave lease between the Limited Partnership and Dallas Main Center Limited Partnership and the lease with Crescent Real Estate, each as listed in Schedule 2.8 or, if such consents cannot be obtained, enter into replacement leases on terms not materially more disadvantageous to CBS, GTC, GCI and the Limited Partnership than those contained in the current microwave lease and Crescent Real Estate lease. CBS shall use its reasonable best efforts to cause the shares of CBS Common Stock issued and delivered to Gaylord hereunder to be registered pursuant to an effective registration statement under Section 5 of the Securities Act to be registered or otherwise duly qualified under all appropriate state securities or "blue sky" laws or regulations, and to be approved for listing on the NYSE.

         SECTION 5.7. USE OF GAYLORD NAME

         Immediately following the Effective Time, CBS shall cause the surviving corporations of the Mergers to: (i) cease and desist from all further use of the name "Gaylord", or any trade names, trademarks, identifying logos or service marks related thereto (including "Gaylord Broadcasting" and "GBC"), or any part or variation of any of the foregoing or any confusingly similar trade names, trademarks or logos (collectively, "Gaylord's Trademarks and Logos"); and (ii) to adopt new trade names, trademarks, identifying logos and service marks related thereto which are not confusingly similar to Gaylord's Trademarks and Logos. Nothing in this Section 5.7 shall prohibit CBS and the surviving corporations of the Mergers from using Gaylord's Trademarks and Logos to the extent reasonably necessary to fulfill their obligations under the Transaction Agreements; and provided further, that CBS and its subsidiaries, including the Limited Partnership, shall be permitted a reasonable time to transition signage, stationery, business cards, and the like, it being understood that CBS will use all reasonable efforts to expedite such transition.

         SECTION 5.8. ENVIRONMENTAL STUDY

         Within forty-five (45) days after the execution of this Agreement, CBS shall obtain, at its expense, and present to Gaylord, a Phase I environmental report (the "Phase I Report") from a licensed environmental engineer or firm (which shall be reasonably acceptable to Gaylord) with respect to the Station's real property. If the Phase I Report discloses conditions which require, in the opinion of the environmental engineer or firm performing the assessment, further sampling or investigation, Gaylord and the Limited Partnership shall grant CBS and its agents reasonable access to the Station's real property, and CBS shall cause such sampling or investigation to be performed at its expense and shall present the results and recommendations of the engineer or firm to Gaylord (the "Phase II Report"). Gaylord shall be responsible for the prompt correction or remediation of any environmental, health or safety violations or conditions disclosed in the Phase I Report or the Phase II Report, to the extent required by applicable law or any relevant Governmental Entity, it being understood that the remediation may continue following the Closing. The studies contemplated by this Section 5.8 and the remediation efforts in response thereto shall not hinder or delay the Closing of the transactions contemplated by this Agreement.

         SECTION 5.9. AGREEMENT NOT TO COMPETE

                  (a) Gaylord and its subsidiaries shall not, and shall cause each of their Affiliates not to, directly or indirectly: (i) for a period of eighteen (18) months from the Effective Time own, manage, operate, join, control or participate in the ownership, management, operation or control of, or permit the use of the Gaylord name by, or be connected in any manner with, any television broadcast station within a 75 mile radius from the Station's main transmitter site; (ii) for a period of twenty-four (24) months from the Effective Time induce or attempt to induce any Station Employee to leave the employ of the Station; (iii) knowingly hire for work in the Dallas/Fort Worth area any voluntarily terminating Station Employee for a period of six (6) months following such Station Employee's termination; (iv) knowingly hire for work outside the Dallas/Fort Worth area any voluntarily terminating Station Employee for a period of three (3) months following such Station Employee's termination; or (v) for a period of twenty-four
         (24) months from the Effective Time induce or attempt to induce any person, business or entity which is an advertiser with or supplier of the Station, or which otherwise is a contracting party with the Station, as of the Effective Time or at any time during the twenty-four
         (24) month period, to terminate any written or oral agreement or understanding with the Station. Nothing contained herein shall prevent Gaylord or its Affiliates from hiring any Station Employee involuntarily terminated by the Station.

                  (b) Notwithstanding the provisions of Section 5.9(a), Gaylord or its Affiliates shall be entitled to invest in or otherwise affiliate with one or more entities that operate one or more television broadcast stations within a 75 mile radius from the Station's main transmitter site, so long as, during the eighteen (18) month period, Gaylord does not participate, directly or indirectly, in the operation of such television broadcast station.

                   (c) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Section 8 and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.9(a). CBS and its subsidiaries shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

         SECTION 5.10. WAIVER OF CERTAIN CLAIMS

         Neither CBS nor its Affiliates shall be entitled to sue or otherwise prosecute a claim or cause of action for breach of fiduciary duty on behalf of the Limited Partnership, GTC or GCI (or their successors in interest) against any of their officers or directors with respect to any act or omission occurring prior to the Closing Date.

         SECTION 5.11. RECORDS

         As soon as practicable following the Closing Date, Gaylord shall deliver or cause to be delivered to CBS all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, "Records"), if any, in the possession of Gaylord or any of its subsidiaries (except GCI and GTC) relating to the business and operations of GCI, GTC, the Limited Partnership and the Station to the extent not then in the possession of GCI, GTC and the Limited Partnership, subject to the following exceptions:

                   (a) CBS recognizes that certain Records may contain incidental information relating to GCI, GTC, the Limited Partnership or the Station or may relate primarily to subsidiaries, divisions or businesses of Gaylord other than GCI, GTC, the Limited Partnership and the Station, and that Gaylord may retain such Records and shall provide copies of the relevant portions thereof to CBS;

                   (b) Gaylord may retain all Records prepared in connection with the sale of the Station, including bids received from other parties and analyses relating to the Limited Partnership and the Station; and

                   (c) Gaylord may retain any Tax Returns, and CBS shall be provided with copies of such Tax Returns if they relate to GCI's, GTC's or the Limited Partnership's separate Tax Returns or separate Tax liability.

         SECTION 5.12. POST CLOSING MATTERS

         The parties agree to the following, from and after the Effective Time:

                   (a) In the event that prior to the Effective Time any asset of the Station suffers any damage, destruction or other casualty loss, Gaylord shall surrender to CBS after the Effective Time (i) all insurance proceeds received with respect to such damage, destruction or loss, less any proceeds applied to the physical restoration of such asset, and (ii) all rights of Gaylord with respect to any causes of action, whether or not litigation has commenced as of the Effective Time, in connection with such damage, destruction or loss. Gaylord shall make available to CBS the benefit of any workers' compensation, general liability, product liability, automobile liability, umbrella (excess) liability or crime or other insurance policy covering GTC, GCI, the Limited Partnership or the Station with respect to insured events or occurrences prior to the Effective Time (whether or not claims relating to such events or occurrences are made prior to or after the Effective Time); provided, however, that (i) all of Gaylord's costs and expenses incurred in connection with the foregoing shall promptly be paid by CBS, and (ii) the benefits of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement obligations of Gaylord in respect thereof. Gaylord shall promptly pay to CBS all insurance proceeds relating to the business of the Station received by Gaylord or its subsidiaries under any insurance policy.

                  (b) Subject to the provisions of Section 5.7, and to the extent permitted by any third party licensor, CBS shall have a limited license to use the Intellectual Property and Technology transferred pursuant to Section 4.3(b) or that is not owned by GCI, GTC or the Limited Partnership but is used in the operation of the business of the Station for a period of ninety (90) days following the Effective Time; provided, however, that CBS shall use all reasonable efforts to make the transition to its own computer programs and systems and to terminate its reliance on the Intellectual Property and Technology as quickly as possible. To the extent that CBS reasonably requires a license beyond the first ninety (90) day period, CBS shall make a request to that effect to Gaylord, or to any applicable third party licensor, specifying the reasons for such need, and Gaylord shall not unreasonably withhold its consent to an extension of the limited license for up to an additional ninety (90) days.

              SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF CBS

         The obligations of CBS under this Agreement shall be subject to the satisfaction (or waiver by CBS), on or prior to the Closing Date, of the following conditions. CBS shall not be entitled to assert the failure of any condition set forth herein if such failure is caused, in whole or in material part, by CBS' breach of any covenant or agreement hereunder.

         SECTION 6.1. CORPORATE ACTION

         Gaylord and the Gaylord Subsidiaries shall have taken all action necessary to approve the transactions contemplated by this Agreement, and shall have delivered certified copies of the resolutions of the boards of directors of Gaylord and the Gaylord Subsidiaries, and unanimous resolutions of the shareholders of the Gaylord Subsidiaries, approving the transactions contemplated by this Agreement.

         SECTION 6.2. WAITING PERIOD; NO RESTRAINT OR INJUNCTION

         Any applicable waiting period under the Improvements Act shall have expired or have been terminated and there shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction, and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in either case, restrains or prohibits the transactions contemplated hereby.

         SECTION 6.3. FCC CONSENT

         The FCC Consent shall have been issued, without any condition or qualification that is materially adverse to CBS or its subsidiaries or the Station, and shall have become a Final Order; provided, however, that a condition contemplated by Section 4.2(c) shall not constitute such a material adverse condition or qualification.

         SECTION 6.4. REPRESENTATIONS AND WARRANTIES

         Subject to Section 10.16, the representations and warranties of Gaylord in this Agreement and the Tax Matters Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, would not reasonably be expected to have a Gaylord Material Adverse Effect the consequences of which substantially impair the physical assets or economic value or prospects of the Station taken as a whole.

         SECTION 6.5. NYSE LISTING

         The shares of CBS Common Stock to be issued and delivered to Gaylord pursuant to the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance.

         SECTION 6.6. BREACH OF COVENANT BY GAYLORD

         Subject to Section 10.16, Gaylord shall not have materially breached its obligations in any covenant or agreement hereunder.

           SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF GAYLORD

         The obligations of Gaylord under this Agreement shall be subject to the satisfaction (or waiver by Gaylord), on or prior to the Closing Date, of the following conditions. Gaylord shall not be entitled to assert the failure of any condition set forth herein if such failure is caused, in whole or in material part, by Gaylord's breach of any covenant or agreement hereunder.

         SECTION 7.1. CORPORATE ACTION

         CBS and the CBS Subsidiaries shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and shall have delivered certified copies of the resolutions of the boards of directors of CBS and the CBS Subsidiaries, and unanimous resolutions of the shareholders of the CBS Subsidiaries, approving the transactions contemplated by this Agreement.

         SECTION 7.2. WAITING PERIOD; NO RESTRAINT OR INJUNCTION

         Any applicable waiting period under the Improvements Act shall have expired or been terminated and there shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction, and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in either case, restrains or prohibits the transactions contemplated hereby.

         SECTION 7.3. FCC CONSENT

         The FCC Consent shall have been issued and become effective, without any condition or qualification which is materially adverse to Gaylord.

         SECTION 7.4. REGISTRATION OF SHARES

         The registration statement to be filed with respect to the shares of CBS Common Stock to be issued and delivered to Gaylord pursuant to the Mergers shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and CBS shall have received all state securities or "blue sky" authorizations necessary to issue the CBS Common Stock pursuant to the Mergers.

         SECTION 7.5. NYSE LISTING

         The shares of CBS Common Stock to be issued and delivered to Gaylord pursuant to the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance.

         SECTION 7.6. TAX MATTERS AGREEMENT BRING DOWN CERTIFICATE

         The Executive Vice President and Chief Financial Officer or the Executive Vice President and General Counsel of CBS shall have delivered a duly executed certificate reaffirming the accuracy of the matters described in Sections 4.1 and 4.2 of the Tax Matters Agreement as of the Closing Date.

         SECTION 7.7. NO MATERIAL ADVERSE CHANGE

         Except as disclosed in the Filed CBS SEC Documents or as otherwise expressly contemplated by the Transaction Agreements, since the date of the most recent financial statements included in the Filed CBS SEC Documents, there shall not have been any event, change or development which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on CBS and its subsidiaries taken as a whole.

         SECTION 7.8. TAX OPINION

         There shall have been, after the date hereof, no changes in law (including the Code, the Treasury Regulations, revenue rulings or other official written administrative interpretations, or judicial interpretations) that would prevent Skadden, Arps, Slate, Meagher & Flom, LLP, special tax counsel to Gaylord, from rendering an opinion substantially to the effect that each of the Mergers should constitute a "reorganization" within the meaning of
Section 368(a) of the Code. In rendering such opinion, such counsel may rely upon the representations, covenants and warranties of the parties hereto, reasonably satisfactory to such counsel, contained in the Tax Matters Agreement.

         SECTION 7.9. BREACH OF COVENANT BY CBS

         Subject to Section 10.16. CBS shall not have materially breached its obligations in any covenant or agreement hereunder.

                           SECTION 8. INDEMNIFICATION

         SECTION 8.1. INDEMNIFICATION BY GAYLORD

                  (a) Subject to Section 8.1(b), Gaylord shall indemnify, defend and hold harmless CBS, its Affiliates (including, after the Effective Time, GTC, GCI and the Limited Partnership) and each of their respective officers, directors, employees, stockholders, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (the "CBS Indemnitees") from and against, and pay or reimburse the CBS Indemnitees for, all losses, liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from Third Party Claims, including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any rights hereunder (collectively, "Losses"), suffered or incurred by the CBS Indemnitees (other than any Losses relating to Taxes, for which indemnification provisions are set forth in the Tax Matters Agreement), relating to or arising from:

                           (i) the breach by Gaylord of any agreement or
                  covenant contained in this Agreement;

                           (ii) any breach or inaccuracy of any representation
                  or warranty of Gaylord contained in this Agreement; or

                           (iii) the ownership of GCI, GTC or the Limited
                  Partnership or the operation of the Station prior to the Effective Time or the liabilities and obligations assumed by Gaylord pursuant to Section 4.3(b); or

                           (iv) any business or activity of GCI, GTC or the
                  Limited Partnership other than the ownership by GCI or GTC of its partnership interest in the Limited Partnership or the ownership or operation by the Limited Partnership of the Station and the assets relating thereto.

                  (b) Gaylord shall not have any liability under Section 8.1(a)(ii) unless the aggregate of all Losses for which Gaylord would, but for this Section 8.1(b), be liable under Section 8.1(a)(ii) exceed on a cumulative pre-tax basis an amount equal to $1,000,000, and then only to the extent of any such excess; provided further, that Gaylord shall not have any liability under Section 8.1(a) for any amount in excess of $485,000,000 in the aggregate; provided, however, that the foregoing threshold shall not apply to any such Losses relating to or arising from any breach or inaccuracy of the representations and warranties contained in Section 2.1, 2.2(a), 2.2(b), and 2.3; and provided further that neither the foregoing threshold nor the foregoing cap shall apply to any such Losses to the extent relating to or arising from the liabilities and obligations assumed by Gaylord pursuant to Section 4.3(b) or any business or activity of GCI, GTC or the Limited Partnership other than the ownership by GCI or GTC of its partnership interest in the Limited Partnership or the ownership or operation by the Limited Partnership of the Station and the assets relating thereto.

                  (c) The parties hereto agree that the mere failure to list on a Schedule a contract required to be listed on the Schedules attached hereto shall not in and of itself constitute a Loss. The parties hereto further agree that the foregoing shall in no way limit or impair any right of any CBS Indemnitee to indemnification under Section 8.1(a) or to recover any Losses arising out of or otherwise related to any such contract or the terms thereof, when considered individually or together with the terms of any other contract, including with respect to any revenues that may be lower than otherwise reasonably anticipated by CBS, any expenses that may be higher than otherwise reasonably anticipated by CBS or any other Losses whatsoever resulting from such contract or its terms. The parties hereto further agree that this paragraph is not in any way intended to impose any different or more stringent burden of proof on any CBS Indemnitee in asserting or enforcing any right than that which may have existed in the absence of the foregoing.

         SECTION 8.2. INDEMNIFICATION BY CBS

         CBS shall indemnify, defend and hold harmless Gaylord, its Affiliates (excluding, after the Effective Time, GCI, GTC and the Limited Partnership) and each of their respective officers, directors, employees, stockholders, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (the "Gaylord Indemnitees" and, together with the CBS Indemnitees, the "Indemnitees") from and against, and pay or reimburse the Gaylord Indemnitees for, all Losses (other than any Losses relating to Taxes, for which indemnification provisions are set forth in the Tax Matters Agreement), suffered or incurred by the Gaylord Indemnitees, relating to or arising from:

                           (i) the breach by CBS, CBS Dallas Ventures or CBS
                  Dallas Media of any agreement or covenant contained in this Agreement;

                           (ii) any breach or inaccuracy of any representation
                  or warranty of CBS contained in this Agreement; or

                           (iii) except to the extent of Gaylord's
                  indemnification obligation under Section 8.1, the ownership of GCI, GTC or the Limited Partnership or the operation of the Station from and after the Effective Time.

         SECTION 8.3. TERMINATION OF INDEMNIFICATION

         The obligations to indemnify and hold harmless any party (i) pursuant to Section 8.1(a)(ii) and 8.2(ii) shall terminate when the applicable representation or warranty terminates pursuant to Section 10.1 and (ii) pursuant to Section 8.1(a)(i) and (iii) and Section 8.2(i) and (iii) shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Indemnitee shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to Section 8.4 to the indemnifying party.

         SECTION 8.4. PROCEDURES

                  (a) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person who is not an Indemnitee against the Indemnitee (a "Third Party Claim"), such Indemnitee must notify the party who may become obligated to provide indemnification hereunder (the "indemnifying party") in writing, and in reasonable detail, of the Third Party Claim reasonably promptly, and in any event within 20 business days after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. After any required notification, the Indemnitee shall deliver to the indemnifying party, promptly after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

                  (b) If a Third Party Claim is made against an Indemnitee, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of the indemnifying party) with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnitee. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the indemnifying party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim as provided above). Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. The indemnification required by Section 8.1 or 8.2, as the case may be, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or the Losses are incurred. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof, which cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee's consent, the indemnifying party shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim. If the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

                  (c) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim, the Indemnitee shall deliver notice of such claim (in reasonably sufficient detail to enable the indemnifying party to evaluate such claim) with reasonable promptness to the indemnifying party. The failure by any Indemnitee so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the indemnifying party shall have been actually prejudiced by such failure. If the indemnifying party does not notify the Indemnitee within 20 calendar days following its receipt of such notice that the indemnifying party disputes its liability with respect to such claim under Section 8.1 or 8.2, as the case may be, the claim shall be conclusively deemed a liability of the indemnifying party under Section 8.1 or 8.2, as the case may be, and the indemnifying party shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

                  (d) Notwithstanding any of the foregoing, Gaylord shall be responsible for defending any Third Party Claim pending at the Effective Time.

         SECTION 8.5. CERTAIN LIMITATIONS

                  (a) The amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such Losses.

                  (b) All indemnification payments under this Agreement shall be determined on a pre-tax basis, i.e., without regard to the tax consequences to the Indemnitee of making a payment that is indemnified by another party under this Agreement or of receiving a payment under this Agreement as indemnification therefor.

                             SECTION 9. TERMINATION

         SECTION 9.1. TERMINATION

         Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual consent of Gaylord and CBS;

                  (b) by Gaylord at any time, if the Closing has not occurred on or before the first anniversary of the execution of this Agreement;

                  (c) by CBS at any time, if the Closing has not occurred on or before the date one (1) year and two (2) months following the execution of this Agreement; provided, however, that if the granting of the FCC Consent is materially delayed because of any act or omission on the part of CBS, this time shall be extended by an additional ten (10) months;

                  (d) by Gaylord or CBS if the FCC designates the FCC transfer applications for an evidentiary hearing;

                  (e) by Gaylord if the condition set forth in Section 7.8 cannot be satisfied; or

                  (f) as provided in Section 10.15.

         SECTION 9.2. SPECIFIC PERFORMANCE

         The parties recognize that if any party breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages would not be adequate to compensate the other party for its injury. Each of CBS and Gaylord shall therefore be entitled, in addition to any other legal and equitable remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by either CBS or Gaylord to enforce this Agreement, the other parties shall waive the defense that there is an adequate remedy at law.

         SECTION 9.3. EFFECT OF TERMINATION

         The termination of this Agreement shall not affect the following sections of this Agreement, which shall remain in full force and effect following any termination: Sections 9.3, 10.2 and 10.10. In the event of any termination of this Agreement, and (subject to Section 10.16) Gaylord is not in material breach of its obligations under any covenant or agreement hereunder, CBS agrees that, at the option of Gaylord, it shall extend the Station's status as a CBS affiliate for a term of one (1) additional year past its then current expiration date, on the same terms and conditions then in effect (other than changes applicable to all affiliates generally and to the extent such changes would be binding on the Station under its current affiliate agreement), and CBS shall not unreasonably withhold its consent to any assignment of the Station to a transferee or assignee approved by the FCC. Any termination of this Agreement shall not relieve or release a party from responsibility hereunder for any breaches of or defaults under this Agreement nor shall it impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

                         SECTION 10. GENERAL PROVISIONS

         SECTION 10.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND OBLIGATIONS

         All representations, warranties, covenants and obligations contained in this Agreement shall survive the Effective Time; provided, however, that the representations and warranties contained in Sections 2 and 3 of this Agreement shall terminate eighteen (18) months after the Closing Date, except that (i) the representations and warranties in Section 2.20 shall terminate as of the second anniversary of the Closing Date and (ii) the representations and warranties relating to Taxes shall terminate at the time the applicable statute of limitations with respect to the Taxes in question expire (giving effect to any extension thereof). This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 10.2. CONFIDENTIAL NATURE OF INFORMATION

         The Confidentiality Agreement between Gaylord and CBS dated as of January 21, 1999, shall remain in full force and effect to the extent not superseded by this Agreement; provided, however, that if the Closing takes place, the Confidentiality Agreement shall no longer apply to the extent it requires CBS or any of its Affiliates to treat in confidence any documents, materials or other information relating to GCI, GTC, the Limited Partnership or the Station. Each party further hereby agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Gaylord further agrees that, after the Closing Date, it will treat in confidence all documents, materials and other information relating to the business, assets, liabilities and operations of the Station which were confidential prior to the Closing. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is known to the public and did not become so known through any violation of a legal obligation, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources,
(e) such party is permitted to disclose under this Agreement or (f) such party is required to disclose, pursuant to judicial order or, in the opinion of counsel, pursuant to applicable law. Without limiting the right of any party to pursue all other legal and equitable rights available to it for violation of this Section 10.2 by any other party, it is agreed that other remedies cannot fully compensate the aggrieved party for such a violation of this Section 10.2 and that the aggrieved party shall be entitled to injunctive relief to prevent a violation or continuing violation thereof.

         SECTION 10.3. GOVERNING LAW

         This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its choice of law rules.

         SECTION 10.4. NOTICES

         All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by messenger or seventy-two (72) hours after having been sent by registered or certified mail or when delivered by private courier addressed as follows:

If to CBS, to:

CBS Corporation
51 West 52nd Street
New York, NY 10019
Attention:  Louis J. Briskman, Esq.

with a copy to:

Cravath, Swaine & Moore
825 Eighth Avenue
New York, NY 10019
Attention:  Peter S. Wilson, Esq.

If to Gaylord, to:

Gaylord Entertainment Company
One Gaylord Drive
Nashville, Tennessee 37214
Attention:  Joseph B. Crace

with a copy to:

Sherrard & Roe, PLC
424 Church Street, Suite 2000
Nashville, TN 37219
Attention:  Thomas J. Sherrard, Esq.

with a copy to:

Reed Smith Shaw & McClay
1301 K Street, N.W.
East Tower - Suite I 100
Washington, D.C. 20005
Attention:  Brian A. Johnson, Esq.

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

         SECTION 10.5. SUCCESSOR AND ASSIGNS

                   (a) The rights of a party under this Agreement shall not be assignable by such party without the prior written consent of CBS and Gaylord, except that upon written notice to the other party all or any portion of the rights of CBS or Gaylord hereunder (but not its obligations) may be assigned, without the consent of the other party, only to a direct wholly owned corporate subsidiary of CBS or Gaylord.

                   (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Except as expressly provided in Article 8, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this
         Section 10.5 any right, remedy or claim under or by reason of this Agreement.

         SECTION 10.6. ACCESS TO RECORDS AFTER CLOSING

         For a period of six (6) years after the Closing Date, Gaylord and its representatives shall have reasonable access to all of the books and records of the Station transferred to CBS and the CBS Subsidiaries hereunder to the extent that such access may reasonably be required by Gaylord in connection with matters relating to or affected by the operations of the Station prior to the Closing Date. Such access shall be afforded by CBS upon receipt of reasonable advance notice and during normal business hours. Gaylord shall be solely responsible for any costs or expenses incurred by it pursuant to this Section
10.6. If CBS shall desire to dispose of any of such books and records prior to the expiration of such six-year period, CBS shall, prior to such disposition, give Gaylord a reasonable opportunity, at Gaylord's expense, to segregate and remove such books and records as Gaylord may select.

         For a period of six (6) years after the Closing Date, CBS and its representatives shall have reasonable access to all of the books and records relating to the Station which Gaylord or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Gaylord and its Affiliates upon receipt of reasonable advance notice and during normal business hours. CBS shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 10.6. If Gaylord or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Gaylord shall, prior to such disposition, give CBS a reasonable opportunity, at CBS's expense, to segregate and remove such books and records as CBS may select.

         SECTION 10.7. ENTIRE AGREEMENT; AMENDMENTS

         This Agreement and the Exhibits and Schedules referred to herein, the other Transaction Agreements and the documents delivered pursuant hereto and thereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto and related thereto (provided that nothing in this Agreement shall be deemed to supersede the provisions of the Merger Agreement dated as of February 9, 1997 among Westinghouse Electric Corporation, G Acquisition Corp. and Gaylord Entertainment Company and all other agreements related thereto, including the Post-Closing Covenants Agreement dated as of September 30, 1997, among Gaylord Entertainment Company, New Gaylord Entertainment Company and the subsidiaries of New Gaylord Entertainment Company party thereto from time to time). The parties hereto, by mutual agreement in writing, may amend, modify or supplement this Agreement.

         SECTION 10.8. INTERPRETATION

         Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to effect the meaning or interpretation of this Agreement. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein, and disclosure of any information on any Schedule shall be deemed disclosure on all Schedules where such information is manifestly applicable excluding Schedule 2.5.

         SECTION 10.9. WAIVERS

         Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in a writing signed by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         SECTION 10.10. EXPENSES

         Whether or not the Closing takes place, and except as otherwise provided herein and subject to the following sentence, each party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants. Gaylord will pay all such costs and expenses on behalf of GTC, GCI and the Limited Partnership.

         SECTION 10.11. PARTIAL INVALIDITY

         Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         SECTION 10.12. EXECUTION IN COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the parties.

         SECTION 10.13. DEFINITIONS

         As used in this Agreement, the following terms have the meanings specified or referred to in this Section 10.13:

         "Accounting Firm" has the meaning specified in Section 1.13 of this Agreement.

         "Accounts Receivable" means the accounts held by the Limited Partnership and to which Gaylord is entitled as of the Effective Time for advertising and programming aired on the Station and for production and other services provided by the Limited Partnership prior to the Effective Time , including rights and claims to payments made by the Copyright Royalty Tribunal.

         "Affiliate" means, with respect to any person, any other person which directly or indirectly controls, is controlled by or is under common control with such person[, excluding, with respect to Gaylord, The Oklahoma Publishing Company].

         "Balance Sheets" has the meaning specified in Section 2.4 of this Agreement.

         "Benefit Plans" has the meaning specified in Section 2.13 of this Agreement.

         "Cable Act Requirements" has the meaning specified in Section 2.26 of this Agreement.

         "CBS" has the meaning specified in the first paragraph of this Agreement.

         "CBS Common Stock" has the meaning specified in the Recitals to this Agreement.

         "CBS Dallas Media" has the meaning specified in the first paragraph of this Agreement.

         "CBS Dallas Ventures" has the meaning specified in the first paragraph of this Agreement.

         "CBS Indemnitees" has the meaning specified in Section 8.1 of this Agreement.

         "CBS Material Adverse Effect" has the meaning specified in Section 3.3 of this Agreement.

         "CBS SEC Documents" has the meaning specified in Section 3.4 of this Agreement.

         "CBS Subsidiaries" has the meaning specified in the first paragraph of this Agreement.

         "Certificate of Limited Partnership" means the Certificate of Limited Partnership of New Gaylord Broadcasting Company, L.P., filed in the office of the Secretary of State of Texas on September 1, 1995, as amended on November 28, 1995 and December 4, 1995 to change its name to Gaylord Broadcasting Company, L.P.

         "Closing" has the meaning specified in Section 1.2 of this Agreement.

         "Closing Date" has the meaning specified in Section 1.2 of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collection Period" has the meaning specified in Section 4.4 of this Agreement.

         "Communications Act" means the Communications Act of 1934, as amended, and the rules and regulations and written policies and procedures promulgated thereunder.

         "Constituent Corporations" has the meaning specified in the first paragraph of this Agreement.

         "Contaminant" means any waste, pollutant, hazardous substance, toxic or radioactive substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

         "DTV" has the meaning specified in Section 2.27 of this Agreement.

         "DTV Facility" has the meaning specified in Section 2.27 of this Agreement.

         "DOJ" has the meaning specified in Section 4.2 of this Agreement.

         "Effective Time" has the meaning specified in Section 1.3 of this Agreement.

         "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

         "Event of Loss" has the meaning specified in Section 10.15 of this Agreement.

         "Exchange Act" has the meaning specified in Section 2.2 of this Agreement.

         "FAA" means the Federal Aviation Administration.

         "FCC" has the meaning specified in Section 2.2 of this Agreement.

         "FCC Authorizations" means those Permits issued by the FCC for the operation of the Station.

         "FCC Consent" means action by the FCC granting its consent to the transfer of control to CBS (or an Affiliate of CBS) of the FCC Authorizations as contemplated by this Agreement pursuant to appropriate applications filed by the parties with the FCC.

         "Filed CBS SEC Documents" has the meaning specified in Section 3.7 of this Agreement.

         "Final Determination" has the meaning specified in Section 1.4 of the Tax Matters Agreement.

         "Final Order" means a written action or order issued by the FCC, setting forth the FCC Consent, (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal or stay and the time for filing any such requests for administrative or judicial review, reconsideration or appeal, and the time for the FCC to set aside the action on its own motion, have expired, or (ii) in the event of review, reconsideration or appeal, the FCC's order has been affirmed and become final by expiration of the time for further review, reconsideration or appeal.

         "Financial Statements" has the meaning specified in Section 2.4 of this Agreement.

         "Financial Statement Date" has the meaning specified in Section 2.4 of this Agreement.

         "FTC" has the meaning specified in Section 4.2 of this Agreement.

         "GAAP" means generally accepted accounting principles.

         "Gaylord" has the meaning specified in the first paragraph of this Agreement.

         "Gaylord's 401(k) Plan" has the meaning specified in Section 5.2 of this Agreement.

         "Gaylord Indemnitees" has the meaning specified in Section 8.2 of this Agreement.

         "Gaylord Material Adverse Effect" has the meaning specified in Section
2.1 of this Agreement.

         "Gaylord's Pension Plan" has the meaning specified in Section 5.2 of this Agreement.

         "Gaylord Subsidiaries" has the meaning specified in the first paragraph of this Agreement.

         "Gaylord Subsidiary Stock" has the meaning specified in the Recitals to this Agreement.

         "Gaylord's Trademarks and Logos" has the meaning specified in Section
5.7 of this Agreement.

         "GCI" has the meaning specified in the first paragraph of this Agreement.

         "GCI Articles of Merger" has the meaning specified in Section 1.3 of this Agreement.

         "GCI Certificate of Merger" has the meaning specified in Section 1.3 of this Agreement.

         "GCI Merger" has the meaning specified in the Recitals to this Agreement.

         "GCI Stock" has the meaning specified in the Recitals to this Agreement.

         "Governmental Entity" has the meaning specified in Section 2.2 of this Agreement.

         "GTC" has the meaning specified in the first paragraph of this Agreement.

         "GTC Certificate of Merger" has the meaning specified in Section 1.3 of this Agreement.

         "GTC Merger" has the meaning specified in the Recitals to this Agreement.

         "GTC Stock" has the meaning specified in the Recitals to this Agreement.

         "Identified Agreements" has the meaning specified in Section 1.13(e) of this Agreement.

         "Improvements Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Including" means including, without limitation.

         "Indemnitees" has the meaning specified in Section 8.2 of this Agreement.

         "Lease" has the meaning specified in Section 2.8 of this Agreement.

         "Leased Property" has the meaning specified in Section 2.8 of this Agreement.

         "Liabilities and Costs" means all liabilities, investigations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, attorney, expert and consulting fees and expenses, costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

         "Limited Partnership" has the meaning specified in the Recitals to this Agreement.

         "Limited Partnership Agreement" means the Agreement of Limited Partnership of New Gaylord Broadcasting Company, L. P. dated as of September 1, 1995, as amended on February 1, 1999 to change its name to Gaylord Broadcasting Company, L.P.

         "Losses" has the meaning specified in Section 8.1 of this Agreement.

         "Market Cable System" means any U.S. cable television system within the Station's market, as defined in 47 C.F.R. ` 76.55(c) with two thousand (2000) or more subscribers.

         "Material Adverse Effect" means, when used in connection with an entity or group of entities, any change, effect, event or occurrence that is materially adverse to the business, properties, assets, financial condition, results of operations or prospects of such entity or group, taken as a whole, other than any change, effect, event or occurrence relating to the United States or the Dallas/Fort Worth economies in general, to United States stock market conditions in general, or to the entity's or group's industry or industries in general and not to the entity or group specifically.

         "Mergers" has the meaning specified in the Recitals to this Agreement.

         "Notice of Disagreement" has the meaning specified in Section 1.13 of this Agreement.

         "NYSE" means The New York Stock Exchange.

         "Organizational Documents" has the meaning specified in Section 2.1 of this Agreement.



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         "Owned Property" has the meaning specified in Section 2.8 of this
Agreement.

         "Permits" has the meaning specified in Section 2.2 of this Agreement.

         "Permitted Encumbrances" has the meaning specified in Section 2.9 of this Agreement.

         "Phase I Report" has the meaning specified in Section 5.8 of this Agreement.

         "Phase II Report" has the meaning specified in Section 5.8 of this Agreement.

         "Records" has the meaning specified in Section 5.11 of this Agreement.

         "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any structure, including the movement of Contaminants through or in the air, soil, surface water, groundwater or structure.

         "Relevant Taxes" has the meaning ascribed in Section 2.6 of this Agreement.

         "Remedial Action" means actions required to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment;
(b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         "Requirements of Law" means any foreign, federal, state or local law, rule or regulation, common law, order, consent, agreement, judgment, decree, governmental Permit or other binding determination of any Governmental Entity.

         "Securities Act" has the meaning specified in Section 2.2 of this Agreement.

         "Settlement Statement" has the meaning specified in Section 1.13 of this Agreement.

         "Spots" has the meaning specified in Section 1.10 of this Agreement.

         "Station" has the meaning specified in the Recitals to this Agreement.

         "Station Employees" has the meaning specified in Section 2.11 of this Agreement.

         "Tax Authority" has the meaning specified in Section 1.17 of the Tax Matters Agreement.

         "Taxes" has the meaning specified in Section 2.6 of this Agreement.

         "Tax Matters Agreement" means the Tax Matters Agreement dated the date hereof by and between Gaylord, GTC, GCI and CBS, a copy of which is attached hereto as Exhibit A.



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         "Tax Returns" has the meaning specified in Section 2.6 of this
Agreement.

         "Third Party Claim" has the meaning specified in Section 8.4 of this Agreement.

         "To the best of CBS's knowledge" or any similar formulation means to the actual knowledge, after due inquiry into the areas of their respective responsibility, including without limitation review of their internal files and records, of Mel Karmazin, Frederick G. Reynolds and Louis J. Briskman (it being understood that no attorney-client privilege or work product privilege shall be waived or compromised by this provision).

         "To the best of Gaylord's knowledge" or any similar formulation means to the actual knowledge, after due inquiry into the areas of their respective responsibility, including review of their internal files and records, of Joseph
B. Crace, Carl Kornmeyer, Mark Floyd, and Brian Jones.

         "Transaction Agreements" has the meaning specified in Section 2.2 of this Agreement.

         "Treasury Regulations" has the meaning specified in Section 2.6 of this Agreement.

         "Waiver" means a permanent waiver or a temporary waiver of at least six
(6) months' duration, including a temporary waiver conditioned on the outcome of the FCC's pending rule-making proceeding with respect to its television ownership rules (MM Docket Nos. 91-221 and 87-8), of the "one-to-a-market rule," 47 C.F.R. ss.73 3555(c), to permit the common ownership and control by CBS of the Station and the radio stations in the Dallas/Fort Worth area currently under CBS's ownership and control.

         SECTION 10.14. CONTROLLING PROVISIONS

         Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as limiting the provisions contained in the Tax Matters Agreement, and in the case of doubt or conflict, the terms of the Tax Matters Agreement shall control.

         SECTION 10.15. RISK OF LOSS

         The risk of loss, damage or destruction to any of the assets of the Limited Partnership to be transferred to CBS pursuant to this Agreement shall remain with Gaylord until the Closing. If any of the assets material to the operation of the Station is lost, damaged or destroyed prior to the Closing Date (an "Event of Loss"), Gaylord shall promptly notify CBS of all particulars thereof, including the cause (if known) and the extent to which the cost of restoration, replacement and/or repair of the lost, damaged or destroyed assets will be reimbursed under any insurance policy. Gaylord, at its expense, shall use its reasonable best efforts to restore, repair or replace the assets with comparable property of like value or quality as soon as practicable after the Event of Loss and, if applicable, to restore all transmissions that were interrupted due to the Event of Loss.

         If an Event of Loss results in failure to satisfy the condition to CBS' obligations to close under Section 6.4, then CBS may, at its option:



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                  (a) terminate this Agreement; or

                  (b) postpone the Closing Date until such time as the assets have been restored, repaired or replaced in a manner and to an extent reasonably satisfactory to CBS, unless the same cannot be reasonably effected within one hundred twenty (120) days of the date CBS received notice from Gaylord of the Event of Loss, in which case either Gaylord or CBS may terminate this Agreement; or

                  (c) choose to accept the assets "as is", in which event Gaylord shall assign or cause to be assigned to CBS all rights under any insurance claims covering the loss, damage or destruction of the assets and pay over or cause to be paid over to CBS any proceeds under any such insurance policies received by Gaylord or any of its subsidiaries prior to or after the Closing Date with respect thereto.

         In the event the Closing Date is postponed pursuant to this Section 10.15, CBS and Gaylord will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.



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         SECTION 10.16. RESOLUTION OF DISPUTES OVER SATISFACTION OF CONDITIONS

         In the event (a) CBS or Gaylord, as applicable, determines that the condition set forth in Section 6.4, 6.6 or 7.9 has not been satisfied at the Closing Date (and CBS or Gaylord, as applicable, is not prepared to waive such condition), or (b) CBS shall determine pursuant to Section 9.3 that Gaylord is in material breach of its obligations and is unwilling to extend the Station's status as an affiliate for an additional one year term, then the party making such determination shall deliver to the other party a notice setting forth in reasonable detail the facts and circumstances upon which the determination was made. In the event the other party does not agree with such determination, the Closing shall be delayed or final determination of non-renewal of affiliate status shall be delayed, as the case may be, and such party shall be entitled to a ten (10) day period from receipt of the notice within which to cause the condition to be satisfied or the breach to be cured. If the dispute is not resolved within the ten (10) day period, CBS and Gaylord shall submit the dispute to a mutually agreed-upon law professor with at least ten (10) years' experience in the law of corporate transactions and television broadcasting; provided, that if the parties cannot agree upon a law professor, the party making the determination of non-satisfaction of a condition or of material breach, as applicable, shall select either Jams/Endisputes or CPR Institute for Dispute Resolution, and the other party may accept the selection or elect the other entity and the choice of that party shall be binding. The choice of person or entity to resolve the dispute shall be made within five (5) working days after the expiration of the ten (10) day grace period, and such person or entity shall be referred to as the "Arbitrator." Within five (5) days of the selection of the Arbitrator, CBS and Gaylord shall submit their respective positions to the Arbitrator, in writing, together with any other material relied upon in support of their respective positions. The party claiming that a condition has not been satisfied or alleging a material breach shall have the burden of persuasion. CBS and Gaylord shall use their reasonable efforts to cause the Arbitrator to render a decision within ten (10) days following the submission of such materials to the Arbitrator and in no event later than forty-five (45) days from the date on which the determination was made by a party that a condition had not been satisfied or that a material breach had occurred, as applicable. The Arbitrator's decision shall be final and binding upon the parties. The cost of any arbitration pursuant to this Section 10.16 shall be borne one-half by CBS and one-half by Gaylord; provided that CBS and Gaylord shall each pay the fees and expenses of their respective attorneys.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

GAYLORD ENTERTAINMENT COMPANY

By: ________________________

Its: _______________________





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GAYLORD TELEVISION COMPANY

By: ________________________

Its: _______________________

GAYLORD COMMUNICATIONS, INC

By: ________________________

Its: _______________________

CBS CORPORATION

By: ________________________

Its: _______________________

CBS DALLAS VENTURES, INC.

By: ________________________

Its: _______________________

CBS DALLAS MEDIA, INC.

By: ________________________

Its: _______________________

The Limited Partnership joins in the execution of this Agreement and agrees to be bound hereby.

GAYLORD BROADCASTING COMPANY, L.P.

By: Gaylord Television Company, its general partner


By: ________________________

Its: _______________________




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